Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127405

CB RICHARD ELLIS REALTY TRUST

Supplement No. 12 dated September 11, 2008

to the Prospectus dated April 25, 2008

This Supplement No. 12 supersedes and replaces Supplement No. 10 dated July 30, 2008 and Supplement No. 11 dated August 15, 2008 to our prospectus dated April 25, 2008. Supplement No. 10 superseded and replaced Supplement No. 9 dated July 17, 2008, which superseded and replaced all prior supplements to our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 12 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

	Supplement No. 12 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Fees Paid in Connection with Our Offering	1-2	10-13, 104-108
Summary	2	2&16
Real Estate Investments	3-12	91-97
Distribution Policy	13	40-41
Dilution	14	42
Summary Selected Financial Data	15-17	43-45
Prior Performance Summary	18-21	71-73
Description of Shares	22	116-124
Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws	22	125-129
Certain U.S. Federal Income Tax Consequences	23-24	133-152
Common Shares Available for Future Sale	24	154
Experts	25	162
Incorporation of Certain Information By Reference	26	N/A
Appendix A—Prior Performance Tables	A-1-A-11	A-1-A-10

Status of Our Current Offering

On October 24, 2006, we commenced an initial public offering of up to $2,000,000,000 in our common shares. As of June 30, 2008, we had accepted subscriptions from 8,626 investors and issued 38,911,634 common shares pursuant to this public offering, which includes 535,461 common shares issued pursuant to our dividend reinvestment plan, and received $388,848,606 in gross proceeds. We will offer our common shares in this offering until October 24, 2008, unless the offering is extended. We reserve the right to terminate this offering at any time. As of June 30, 2008, 45,634,077 common shares were issued and outstanding.

Fees Paid in Connection with Our Offering

For the six months ended June 30, 2008 and the year ended December 31, 2007, our Dealer Manager earned the following fees:

	Six Months Ended June 30, 2008		Year Ended December 31, 2007
	Earned (1)	Payable (2)	Earned (1)	Payable (2)
Selling commissions	$5,154,000	$269,000	$9,901,000	$588,000
Dealer manager fees	$2,169,000	$247,000	$3,436,000	$234,000
Marketing support fees	$763,000	$62,000	$1,658,000	$101,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Dealer Manager during the period.
(2)	Payable represents the unpaid amount due on an accrual basis to the Dealer Manager for services provided.

For the six months ended June 30, 2008 and the year ended December 31, 2007, our Investment Advisor and/or its affiliates earned the following fees:

	Six Months Ended June 30, 2008		Year Ended December 31, 2007
	Earned (1)	Payable (2)	Earned (1)	Payable (2)
Acquisition fees (3)	$1,064,000	$—	$2,620,000	—
Investment management fees (4)	$1,479,000	$277,000	$1,547,000	$429,000
Property management fees	$223,000	$59,000	$160,000	$50,000

(1)	Earned represents the amount expensed on an accrual basis for services provided by the Investment Advisor during the period.

(2)	Payable represents the unpaid amount due on an accrual basis to the Investment Advisor for services provided.

(3)

In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $199,000 and $490,000 by the Investment Advisor for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively.

(4)

The Investment Advisor waived investment management fees of $609,000 and $432,000 for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $204,000 and $214,000 by the Investment Advisor for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively.

CBRE Melody, an affiliate of the Investment Advisor, received no mortgage banking fees for the six months ended June 30, 2008 and approximately $36,000 for the year ended December 31, 2007. No leasing and brokerage fees were paid to the Investment Advisor or its affiliates for the six months ended June 30, 2008 and the year ended December 31, 2007. In addition, CB Richard Ellis, UK, an affiliate of the Investment Advisor, received a payment for certain acquisition expenses in conjunction with the April 27, 2007 acquisition of 602 Central Blvd. totaling £9,000 ($18,000) for the year ended December 31, 2007.

Summary

The fourth sentence in the answer to the question “Who is CB Richard Ellis Investors, L.L.C.?” which appears on page 2 of our prospectus is deleted and replaced in its entirety with the following:

It sponsors funds and investment programs that span the risk/return spectrum across three continents: North America, Europe and Asia. CBRE Investors’ employees now total approximately 380 in 23 offices, including thirteen overseas offices in Amsterdam, Luxembourg, London, Tokyo, Hong Kong, Shanghai, Beijing, Paris, Milan, Frankfurt, Brussels, Singapore and Sydney. CBRE Investors was founded in 1972 and is an indirect wholly-owned subsidiary of CB Richard Ellis Group, Inc.

The answer to the question “What are our exit strategies?”, which appears on page 16 of our prospectus is deleted and replaced in its entirety with the following:

We do not intend to list our shares before 2009. If our shares are not listed for trading on a national securities exchange, the Nasdaq Global Select Market or the Nasdaq Global Market on or prior to December 31, 2011, our declaration of trust requires our board of trustees to consider (but is not required to commence) an orderly liquidation of our assets, which liquidation would require the approval of our shareholders.

Market conditions and other factors could cause us to delay the commencement of our liquidation or to delay the listing of our shares. Even if our board of trustees decides to liquidate, we are under no obligation to conclude our liquidation within a set time because the precise timing of the sale of our assets will depend on the prevailing real estate and financial markets, the economic conditions of the areas in which our properties are located and the federal income tax consequences to our shareholders. As a result, we cannot provide assurances that we will be able to liquidate our assets. After commencing a liquidation, we would continue in existence until all of our assets are sold.

Our company is the first public real estate program that CBRE Investors, our sponsor, has offered. See “Prior Performance Summary” and “Appendix A—Prior Performance Tables” for a discussion of the private real estate programs sponsored by CBRE Investors.

Real Estate Investments

This section contains certain information that supplements the information under the section “Real Estate Investments,” which begins on page 91 of our prospectus.

Properties

As of June 30, 2008, we owned 47 consolidated office and industrial properties located in seven states (California, Georgia, Illinois, Massachusetts, North Carolina, South Carolina and Texas) and in the United Kingdom, encompassing approximately 6,257,466 rentable square feet, as well as one undeveloped land parcel in Georgia. 18 of these properties were classified as real estate held for sale as of June 30, 2008. Occupancy for our consolidated properties was approximately 83.23% as of June 30, 2008. Our consolidated debt was $178,223,000 as of June 30, 2008. In addition, we have an approximately 5.07% ownership interest in an unconsolidated strategic partnership, or CBRE Strategic Partners Asia, that, as of June 30, 2008, owned interests in nine properties located in China and Japan. Five of these properties are under various stages of development and/or construction with the balance of the properties in operations. We also have an 80% ownership interest in a joint venture with Duke Realty Limited Partnership, or Duke, that, as of June 30, 2008, owned one property located in Arizona.

The following table provides information relating to our properties as of June 30, 2008. Our consolidated properties consisted of 39 industrial properties, encompassing 5,813,609 rentable square feet, and eight office properties, encompassing 443,857 rentable square feet. The weighted average occupancy for our industrial properties and office properties was approximately 81.99% and 99.53% as of June 30, 2008, respectively. The average effective annual rents for our industrial properties and office properties were approximately $18,933,000 and $9,410,000 as of June 30, 2008, respectively.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet	Occupancy	Approximate Total Acquisition Cost(1)
Domestic Consolidated Properties:
REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34,000	100.00%	$6,833,000
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30,477	100.00%	6,125,000
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37,430	100.00%	7,523,000
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	30,778	100.00%	6,186,000
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330,000	100.00%	19,805,000
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	121,969	100.00%	21,834,000
505 Century Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100,000	72.40%	6,095,000
631 International Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73,112	100.00%	5,407,000
660 North Dorothy Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120,000	100.00%	6,836,000
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185,045	100.00%	18,170,000
Cherokee Corporate Park(3) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60,000	100.00%	3,928,000
Community Cash Complex 1(3) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205,360	63.07%	3,212,000
Community Cash Complex 2(3) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	144,978	93.57%	2,268,000
Community Cash Complex 3(3) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116,413	100.00%	1,821,000
Community Cash Complex 4(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33,120	0.00%	518,000
Community Cash Complex 5(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53,033	0.00%	829,000
Fairforest Building 1(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51,028	100.00%	3,004,000
Fairforest Building 2(3) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104,160	100.00%	6,133,000
Fairforest Building 3(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100,000	100.00%	5,887,000

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet	Occupancy	Approximate Total Acquisition Cost(1)
Fairforest Building 4(3) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	100,606	100.00%	5,923,000
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316,491	100.00%	16,968,000
Fairforest Building 6(4) Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101,055	100.00%	7,468,000
Fairforest Building 7 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101,459	0.00%	5,626,000
Greenville/Spartanburg Industrial Park(3) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67,375	100.00%	3,581,000
Highway 290 Commerce Park Building 1(3) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150,000	33.33%	6,724,000
Highway 290 Commerce Park Building 5(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30,000	100.00%	1,344,000
Highway 290 Commerce Park Building 7(3) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88,050	100.00%	3,947,000
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70,000	100.00%	4,216,000
Jedburg Commerce Park Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	512,686	100.00%	41,967,000
Kings Mountain I(4) Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100,000	100.00%	5,497,000
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	301,400	100.00%	11,311,000
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	100,823	100.00%	6,208,000
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	284,750	100.00%	10,302,000
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	101,705	100.00%	7,073,000
North Rhett III(4) Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	79,972	100.00%	4,812,000
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316,040	100.00%	17,060,000
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101,055	100.00%	5,474,000
Orchard Business Park 1(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	32,500	100.00%	1,476,000
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	100,853	100.00%	6,585,000
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316,130	100.00%	17,216,000
Highway 290 Commerce Park Building 2(3) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100,000	0.00%	4,482,000
Highway 290 Commerce Park Building 6(3) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105,000	100.00%	4,707,000
Orchard Business Park 2(3) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	17,500	100.00%	795,000
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	98,750	97.88%	17,965,000
Kings Mountain III Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	541,910	0.00%	25,662,000

Total Domestic Consolidated Properties					6,167,013	82.98%	376,803,000
International Consolidated Properties:
602 Central Boulevard Coventry, UK	4/27/2007	2001	Office	100.00%	49,985	100.00%	23,847,000
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40,468	100.00%	29,463,000

Total International Consolidated Properties					90,453	100.00%	53,310,000

Total Consolidated Properties					6,257,466	83.23%	430,113,000
Unconsolidated Properties(5):
Buckeye Logistics Center(6) Phoenix, AZ	6/12/08	2008	Warehouse/Distribution	80.00%	604,678	100.00%	34,900,000

Total Properties(5)					6,862,144	84.71%	$465,013,000

(1)

Approximate total acquisition cost represents the purchase price inclusive of customary closing costs and acquisition fees. Approximate total acquisition cost for partially-owned properties is at our pro rata share of effective ownership for each of these properties.

(2)	Includes ten acres of undeveloped land zoned for office use.

(3)	Real estate held for sale.

(4)	Includes the purchase prices of adjacent land parcels acquired on January 23, 2008.

(5)	Does not include CBRE Strategic Partners Asia properties. See “Real Estate Investments—Other Investments”, which appears on page 94 of our prospectus.

(6)	This property is held through the Duke joint venture.

Our geographic revenue concentrations from continuing operations for the six months ended June 30, 2008 and 2007 are as follows:

	Six Months Ended June 30,
	2008	2007
Domestic
California	9.12%	27.51%
Georgia	9.08	26.04
Massachusetts	6.72	21.24
Texas	11.80	18.78
Illinois	4.73	—
North Carolina	12.15	—
South Carolina	36.17	—

Total Domestic	89.77	93.57
International
UK	10.23	6.43

Total	100.00%	100.00%

Our geographic long-lived asset concentrations from continuing operations as of June 30, 2008 and December 31, 2007 are as follows:

	June 30, 2008	December 31, 2007
Domestic
California	6.70%	8.44%
Massachusetts	5.53	7.02
Georgia	4.65	6.11
Texas	10.30	5.50
Illinois	4.88	6.18
North Carolina	18.51	14.56
South Carolina	34.92	44.16

Total Domestic	85.49	91.97
International
UK	14.51	8.03

Total	100.00%	100.00%

100% of the geographic revenue concentrations from discontinued operations and geographic asset concentrations from discontinued operations are attributable to properties located in South Carolina as of and for the six months ended June 30, 2008. There were no discontinued operations for the six months ended June 30, 2007.

Joint Ventures

The following discussion supersedes and replaces the discussion under “—Other Investments” contained in our prospectus, which begins on page 94 of our prospectus.

CBRE Strategic Partners Asia

We have agreed to a capital commitment of up to $20,000,000 in CB Richard Ellis Strategic Partners Asia II-A, L.P., or CBRE Strategic Partners Asia. On October 16, 2007, we funded $200,000 of our capital commitment. CBRE Investors, our sponsor, formed CBRE Strategic Partners Asia to purchase, reposition, develop, hold for investment and sell institutional quality real estate and related assets in targeted markets in Asia, including China, Japan, India, South Korea, Hong Kong, Singapore and other Asia Pacific markets. The initial closing of CBRE Strategic Partners Asia was in October 2007 with additional commitments being accepted through January 2008. CBRE Strategic Partners Asia closed on January 31, 2008, with aggregate capital commitments of $394,200,000. CBRE Strategic Partners Asia has an eight-year term, which may be extended for up to two one-year periods with the approval of two-thirds of the limited partners.

As of June 30, 2008, CBRE Strategic Partners Asia, with its parallel fund CB Richard Ellis Strategic Partners Asia II, L.P., had aggregate investor commitments of approximately $394,200,000 from institutional investors including CBRE Investors. As of June 30, 2008, we owned an ownership interest of approximately 5.07% in CBRE Strategic Partners Asia. Our capital commitment is currently being pledged as collateral on borrowings of CBRE Strategic Partners Asia of which our pro rata portion of such borrowings was $8,328,000, based on our 5.07% ownership interest in CBRE Strategic Partners Asia at June 30, 2008.

As of June 30, 2008, CBRE Strategic Partners Asia had acquired ownership interests in nine properties, four in China and five in Japan, as set forth in the following table.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership(1)
Fleg 1 Tokyo, Japan(2)	11/8/07	2007	Retail	5.07%
Fleg 2 Tokyo, Japan(2)	11/8/07	2006	Retail	5.07%
Fleg 3 Tokyo, Japan(2)	11/8/07	2007	Retail	5.07%
Fleg 4 Tokyo, Japan(2)	11/8/07	2006	Residential	5.07%
Ginza 3 – Chome(3) Tokyo, Japan	11/8/07	2008	Retail	5.07%
Tianjin Beiyang Plaza(4) Tianjin, China	11/8/07	2008	Mixed Use	1.27%
Guangdong Development Bank Tower Shanghai, China(5)	3/25/08	2008	Mixed Use	2.64%
Olympic Center Tianjin, China(6)	3/26/08	2008	Residential	1.27%
Golden Rooster Lake Road Suzhou, China(7)	6/16/08	N/A	Mixed Use	2.49%

(1)	This percentage shows our effective ownership in the property based on the interest we hold in CBRE Strategic Partners Asia, which owns an interest in the property.
(2)	This property was acquired as part of a portfolio for approximately $35,700,000 ($9,000,000 of cash and $26,700,000 of debt).
(3)	This property is under development. The total project cost is approximately $43,500,000 ($13,500,000 of cash and $30,000,000 of debt) and is expected to be completed during the first quarter of 2009.

(4)

CBRE Strategic Partners Asia owns a 25% equity interest in the joint venture that owns this property. CBRE Strategic Partners Asia acquired the interest for approximately $21,700,000. Shanghai Forte owns a 75% equity interest in the venture and is one of the largest developers in China. The project is a 49 story, 1,400,000 square foot mixed-use redevelopment project in Tianjin, China consisting of a 590,000 square foot office tower that will include a five star Raffles hotel (with 115 rooms) and a 420,000 square foot Raffles managed serviced apartment tower over a 350,000 square foot retail podium. Construction on this property is expected to commence at the end of 2008.

(5)

CBRE Strategic Partners Asia owns a 52% interest in a Chinese company that owns this property. The property is a 452,000 square foot, mixed use property that includes an office tower and an apartment tower over a retail podium. CBRE Strategic Partners Asia acquired this interest for approximately $34,900,000.

(6)

CBRE Strategic Partners Asia owns a 25% interest in a joint venture that will develop a 1,600,000 square foot residential site in the Olympic Center area of Tianjin, China. CBRE Strategic Partners Asia acquired this interest for approximately $42,500,000. The project plans include high-rise serviced apartment and condominium towers and low-rise duplex buildings and construction is anticipated to commence at the end of 2008. The joint venture partner and developer is Hong Kong Construction (Holdings) Limited, a public company listed on the Hong Kong stock exchange.

(7)

CBRE Strategic Partners Asia owns a 49% interest in a Chinese company that owns this property. The property is a mixed-use property anticipated to include four high-rise serviced apartment towers and a shopping mall. The property is currently under development, with a projected total project cost of $201,400,000. The joint venture partner and developer is China Vanke, a public company listed on the Shenzhen stock exchange. CBRE Strategic Partners Asia acquired this interest for approximately $37,800,000, with the use of its revolving line of credit to fund the acquisition.

CBRE Strategic Partners Asia is managed by CB Richard Ellis Investors SP Asia, LLC, or the Investment Manager, an affiliate of CBRE Investors. The Investment Manager is entitled to an annual management fee at an annual rate equal to 1.25% of the capital commitments (or an annual rate of 1.5% of the capital commitments for limited partners (which includes us) with aggregate capital commitments of less than $50,000,000). The Investment Manager is also entitled to an acquisition fee equal to (i) for assets acquired for ground up, new development or asset repositioning involving refurbishment activity, 0.75% of CBRE Strategic Partners Asia’s pro rata share of the total acquisition cost of such investment, plus 0.375% of the amount of projected capital expenditures required for such development or refurbishment activity, or (ii) for all other assets, 0.75% of CBRE Strategic Partners Asia’s pro rata share of the total acquisition cost of such investment. Our share of investment management and acquisition fees paid to the Investment Manager was approximately $66,000 and $27,000, respectively, for the three months ended June 30, 2008.

We will pay our Investment Advisor investment management and acquisition fees with respect to our investment in CBRE Strategic Partners Asia. Such fees paid to our investment advisor will be reduced, but not below zero, by our proportionate share of the management and acquisition fees paid to the Investment Manager. As of June 30, 2008, we had paid no fees to our Investment Advisor relating to this investment.

CBRE Strategic Partners Asia is not obligated to redeem the interests of any of its investors, including us, prior to 2017. Except in certain limited circumstances such as transfers to affiliates or successor trustees or state agencies, we will not be permitted to sell our interest in CBRE Strategic Partners Asia without the prior written consent of the general partner, which the general partner may withhold in its sole discretion.

We believe that investing in CBRE Strategic Partners Asia will provide benefits to our investors because it will allow us to diversify our portfolio of properties at a faster rate than we could obtain by investing directly, which may reduce risks to investors in us. We do not expect that we will incur additional costs of any significance associated with investing in CBRE Strategic Partners Asia compared to acquiring interests in real estate directly. A majority of our trustees (including a majority of our independent trustees) not otherwise interested in this transaction approved the transaction as being fair, competitive and commercially reasonable.

Recent Developments

Acquisition of Enclave on the Lake

On July 1, 2008, we acquired, from unrelated third-parties, a fee interest in Enclave on the Lake, located at 1255 Enclave Parkway, in Houston, Texas. This property had a total acquisition cost of approximately $37,736,000, which includes customary closing costs and an acquisition fee of $372,500 which was paid to our

Investment Advisor, and an estimated acquisition cap rate of approximately 7.2%.(1) The property consists of a 171,091 square foot, six-story office building with structured and surface parking lots completed in 1999. The office building is 100% leased to SBM Atlantia, Inc., a Netherlands based supplier of products and services to the oil and gas industry under a lease that expires in February 2012. The initial annual rent under the lease with SBM Atlantia, Inc. is $4,277,000. In connection with the acquisition of this property, we assumed a $18,790,000 fixed-rate mortgage loan that bears interest at a rate of 5.45% per annum and matures on May 1, 2011.

Acquisition of Albion Mills Retail Park

On July 11, 2008, we acquired, from an unrelated third-party, a fee interest in Albion Mills Retail Park located on Ings Road, Wakefield, United Kingdom. This property had a total acquisition cost of approximately £11,149,000 ($22,079,000 assuming an exchange rate of $1.98/£1.00), which includes customary closing costs and an acquisition fee of $208,000 which was paid to our Investment Advisor, and an estimated acquisition cap rate of approximately 7.2%.(1) The property consists of a 55,294 square foot, two unit retail building and surface parking lot completed in 2000. The retail building is 100% leased to Wickes Building Supplies Ltd, one of the United Kingdom’s leading hardware and building supplies retailers, under a lease that expires in May 2030, and DSG Retail Ltd. (d/b/a PC World), one of the largest retailers in the United Kingdom, under a lease that expires in September 2020. The initial annual rent under the lease with Wickes Building Supplies Ltd is $1,177,746 and the initial annual rent under the lease with DSG Retail Ltd. (d/b/a PC World) is $404,060.

Avion III and Avion IV

On July 25, 2008, we entered into a definitive purchase agreement with unrelated third parties, to acquire, subject to customary closing conditions, Avion III and IV, located at 14550 and 14560 Avion Parkway, in Chantilly, Virginia. The contract purchase price for Avion III and IV is $41,700,000 exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded from the proceeds of our initial public offering. Each property consists of a three-story office building, with surface parking lots, completed in 2003. Avion III has 71,507 rentable square feet and is 100% leased to Lockheed Martin Corporation, a leading supplier of aerospace and defense products and services. Avion IV has 71,504 rentable square feet and is 100% leased to the U.S. General Services Administration. Both buildings have been improved to meet Sensitive Compartmentalized Information Facilities standards that include enhanced access control systems which meet specific security requirements for handling federal classified information. While we anticipate this acquisition will close during the third quarter of 2008, this agreement is subject to a number of contingencies and there can be no assurances that this acquisition will occur.

Assignment of 300 Constitution Drive Lease

On July 25, 2008, the lease on the 300 Constitution Drive property was assigned to Women’s Apparel Group, LLC, by Chadwick’s of Boston, Inc., the previous tenant. Women’s Apparel Group, LLC, an owner and operator of women’s apparel companies, will now be the tenant of the 300 Constitution Drive property.

Credit Agreement with Bank of America, N.A.

On August 8, 2008, we entered into an amended and restated credit agreement with Bank of America, N.A., or Bank of America, which amended the terms of our prior credit agreement with Bank of America, to provide us with a new $45,000,000 unsecured revolving line of credit, or the Revolving Credit Facility, and to replace our prior Bank of America term loan and revolving credit facility which was scheduled to mature in August 2008. The new Revolving Credit Facility was fully drawn upon at closing, with such proceeds utilized to pay down the full $45,000,000 amount outstanding under our prior Bank of America term loan (as of August 8, 2008, no amount was outstanding under our prior $10,000,000 Bank of America revolving credit facility). The

(1)	Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

new Revolving Credit Facility matures in August 2010 and bears interest payable quarterly at a floating rate of LIBOR plus 2.00% to 2.75% (or, at our option, a base rate plus 0.45% to 1.20% where such base rate equals the higher of the Federal Funds Rate, as defined in the amended and restated credit agreement, plus 0.50% or Bank of America’s prime rate), based upon our leverage ratio as defined in the credit agreement (at our current leverage ratio, the Revolving Credit Facility bears interest at a floating rate of LIBOR plus 2.00%). An upfront fee of $292,500 was paid to Bank of America, and a fee equal to the actual daily amount by which the aggregate commitments exceed the total outstandings (both as defined in the amended and restated credit agreement) times 0.20% per annum if the total outstandings are equal to or more than 50% of the aggregate commitments, or 0.25% per annum otherwise, is accrued on unfunded balances under the Revolving Credit Facility. The loan contains various financial covenants and restrictions including a fixed charge coverage ratio of less than 1.75 to 1.00, as defined in the amended and restated credit agreement. As of August 8, 2008, we were in compliance with all such covenants and restrictions. On August 13, 2008, we paid down the full $45,000,000 amount initially outstanding under the Revolving Credit Facility.

Thames Valley Five Interest-Rate Swap

On August 14, 2008, we entered into an interest-rate swap agreement with the Royal Bank of Scotland plc with a fair value of $0 on the start date. The agreement provides that the interest rate on our £7,500,000 ($14,942,000 at June 30, 2008) loan secured by our Thames Valley Five property will, in effect, be at a fixed rate of 6.43% per annum, beginning retroactively at the initial funding of this loan on May 30, 2008 and for the entire five-year term of the loan.

Significant Tenants

We owned approximately 6,257,466 square feet of net rentable space on a consolidated basis as of June 30, 2008. The following table details the tenants with annual rents greater than 5% of our total consolidated annual rents or who occupied more than 5% of the total rentable square feet of our consolidated portfolio as of June 30, 2008:

Market	Property	Tenant	Net Rentable Sq. Ft.		Annual Rents Statistics			Lease Expirations
			Sq. Ft.	% of Portfolio	Annual Rents		% of Portfolio

Charleston, SC	Jedburg Commerce Park	American LaFrance LLC	512,686	8.19%	$2,994,085	(1)	10.56%	07/2027	(1)

Reading, UK/ Atlanta, GA	Thames Valley Five/ Deerfield Commons I	Regus/HQ Global Workplaces, Inc. (2)	85,789	1.38	2,970,705		10.48	12/2013/ 05/2010

San Diego, CA	REMEC Corporate Campus	REMEC Defense and Space, Inc.	132,685	2.12	2,307,271		8.14	04/2017

Coventry, UK	602 Central Blvd.	Capita Business Services Limited	49,985	0.80	1,534,755		5.42	02/2010

Boston, MA	300 Constitution Drive	Chadwick’s of Boston, Inc. (3)	330,000	5.27	1,425,600		5.03	03/2013

Winston-Salem, NC	Union Cross Bldg. II	EGL Eagle Global Logistics, LP	316,130	5.05	1,238,597		4.37	10/2009

Spartanburg, SC	Fairforest Bldg. 5	Echostar Satellite LLC	316,491	5.06	1,177,347		4.16	02/2013

Charleston, SC	North Rhett IV	Trans Hold Inc	316,040	5.05	1,174,065		4.14	01/2022

			2,059,806	32.92%	$14,822,425		52.30%

(1)

The lease term and annual rent provided under ALF’s lease is presented as of June 30, 2008. Effective July 23, 2008, ALF’s lease has been modified to provide for a lease term of five years and annual rent of approximately $2,809,500. ALF is a manufacturer of fire, rescue and vocational vehicles.

(2)	HQ Global Workplace, Inc. is owned by Regus, one of the world’s largest providers of outsourced workplace solutions.

(3)

On July 25, 2008, the lease on the 300 Constitution Drive property was assigned to Women’s Apparel Group, LLC by Chadwick’s of Boston, Inc., the previous tenant, under the same terms and conditions as the previous lease held by Chadwick’s of Boston, Inc. Women’s Apparel Group, LLC is an owner and operator of women’s apparel companies.

On January 28, 2008, American LaFrance LLC, or ALF, the tenant in our Jedburg Commerce Park property, filed for Chapter 11 bankruptcy protection with the bankruptcy court for the District of Delaware. On May 23, 2008, an order was entered in ALF’s Chapter 11 case confirming its Plan of Reorganization, which became effective on July 23, 2008. In connection therewith, ALF’s lease with us was modified to reduce the remaining lease term from approximately 19 years to approximately five years and the current annual base rent from approximately $2,994,086 to $2,809,500. ALF has remained current on its rent obligations during the course of the Chapter 11 bankruptcy proceedings and the lease remains secured, in part, by a letter of credit. As of the date of this Supplement No. 12, ALF represents approximately 8.26% of our annualized rent with respect to our consolidated portfolio.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated properties by square footage and by annualized rental revenue as of June 30, 2008:

Year	Number of Leases	Expiring Square Feet	% of Portfolio	Annual Rental	% of Portfolio
Vacant	—	1,049,381	16.77%	$—	—%
Month to Month	8	221,525	3.54	—	—
2008	6	240,846	3.85	773,218	2.73
2009	9	565,511	9.04	2,722,124	9.60
2010	21	511,605	8.17	4,461,931	15.74
2011	5	192,944	3.08	933,367	3.29
2012	7	208,400	3.33	1,009,681	3.56
2013	5	781,338	12.49	5,301,683	18.71
2014	3	146,380	2.34	723,163	2.55
2015	7	709,942	11.35	2,716,828	9.59
2016	2	198,414	3.17	1,030,127	3.64
2017	2	200,201	3.20	3,235,639	11.42
2019	1	301,400	4.82	822,587	2.90
2020	1	100,853	1.61	444,399	1.57
2022	1	316,040	5.05	1,174,065	4.14
2027(1)	1	512,686	8.19	2,994,085	10.56

Total	79	6,257,466	100.00%	$28,342,898	100.00%

(1)

The above table reflects the lease term and annual rent provided under ALF’s lease as of June 30, 2008. Effective July 23, 2008, ALF’s lease has been modified to provide for a lease term of five years and annual rent of approximately $2,809,500.

Rental Operations

We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our company–level general and administrative expenses. The following tables compare the net operating income for the six months ended June 30, 2008 and for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Six Months Ended June 30,	Year Ended December 31,
	2008	2007	2006	2005
Domestic Properties
Revenues:
Rental	$11,076	$11,449	$6,630	$4,614
Tenant Reimbursements	2,269	2,377	1,830	872

	13,345	13,826	8,460	5,486

Property and Related Expenses:
Operating and Maintenance	1,010	1,011	860	367
General and Administrative	194	84	88	26
Property Management Fee to Related Party	127	122	41	7
Property Taxes	1,447	1,486	1,103	563

	2,778	2,703	2,092	963

Net Operating Income	10,567	11,123	6,368	4,523

International Properties
Revenues:
Rental	1,461	1,149	—	—
Tenant Reimbursements	60	12	—	—

	1,521	1,161	—	—

Property and Related Expenses:
Operating and Maintenance	60	19	—	—
General and Administrative	52	23	—	—
Property Management Fee to Related Party	7	7	—	—

	119	49	—	—

Net Operating Income	1,402	1,112	—	—

Total Reportable Segments
Revenues:
Rental	12,537	12,598	6,630	4,614
Tenant Reimbursements	2,329	2,389	1,830	872

	14,866	14,987	8,460	5,486

Property and Related Expenses:
Operating and Maintenance	1,070	1,030	860	367
General and Administrative	246	107	88	26
Property Management Fee to Related Party	134	129	41	7
Property Taxes	1,447	1,486	1,103	563

	2,897	2,752	2,092	963

Net Operating Income(1)	11,969	12,235	6,368	4,523

Reconciliation of Non-GAAP Measure to Consolidated Net Loss
Total Segment Net Operating Income	11,969	12,235	6,368	4,523
Interest and Other Income	1,330	2,855	255	460

	13,299	15,090	6,623	4,983

Interest Expense	4,750	5,049	1,784	1,195
General and Administrative	1,146	1,761	763	333
Investment Management Fee to Related Party	1,479	1,547	739	603
Class C Fee to Related Party	—	—	145	459
Depreciation and Amortization	7,039	8,050	4,618	2,478

Loss From Continuing Operations Before Income Taxes, Minority Interest and Equity in Loss of Unconsolidated Entities	(1,115)	(1,317)	(1,426)	(85)
Minority Interest	7	17	(1,058)	(7)
Provision for Income Taxes	(140)	—	—	—
Equity in Loss of Unconsolidated Entities	(276)	(150)	—	—

Loss from Continuing Operations	(1,524)	(1,450)	(2,484)	(92)
Income from Discontinued Operation	1,622	1,047	—	—

Net Income (Loss)	$98	$(403)	$(2,484)	$(92)

(1)

Total Reportable Segments net operating income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be looked upon as an alternative measure of operating performance to our GAAP presentations provided.

Non-GAAP Supplemental Financial Measure: Funds from Operations

Management uses Funds from Operations, or FFO, as a supplemental measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper defines FFO as net income or loss computed in accordance with accounting principles generally accepted in the United States of America, or GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Because FFO excludes depreciation and amortization, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs. Management believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents our FFO for the three months ended June 30, 2008, March 31, 2008, December 31, 2007 and September 30, 2007 (in thousands):

	Three Months Ended
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Reconciliation of net (loss) income to funds from operations:
Net (Loss) Income	$(485)	$ 583	$ (709)	$ 434
Adjustments:
Minority interest	(2)	5	(6)	5
Net effect of FFO adjustment adjustment from unconsolidated entities(1)	224	—	—	—
Real estate depreciation and amortization	3,889	3,151	3,465	2,115

Funds from operations	$3,626	$3,739	$2,750	$2,554

FFO per share (basic and diluted)	$0.09	$0.11	$0.10	$0.11

(1)	Represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation).

Distribution Policy

This section supplements the information under the section “Distribution Policy,” which appears on page 40 of our prospectus.

The following table sets forth the distributions per common share declared by our board of trustees and dates of such distributions:

Quarter	Declared	Date of Distribution
Fourth Quarter, 2004	$0.08	January 19, 2005
First Quarter, 2005	$0.084	April 19, 2005
Second Quarter, 2005	$0.084	July 20, 2005
Third Quarter, 2005	$0.125	October 20, 2005
Fourth Quarter, 2005	$0.125	January 20, 2006
First Quarter, 2006	$0.125	April 20, 2006
Second Quarter, 2006	$0.125	July 20, 2006
Third Quarter, 2006	$0.125	October 3, 2006
Fourth Quarter, 2006	$0.125	January 16, 2007
First Quarter, 2007	$0.125	April 20, 2007
Second Quarter, 2007	$0.1375	July 20, 2007
Third Quarter, 2007	$0.1375	October 19, 2007
Fourth Quarter, 2007	$0.14375	January 21, 2008
First Quarter, 2008	$0.14375	April 18, 2008
Second Quarter, 2008	$0.14375	July 18, 2008
Third Quarter, 2008	$0.15	October 20, 2008*

*	Anticipated payment date

On June 10, 2008, our board of trustees approved a quarterly distribution to shareholders of $0.15 per common share for the third quarter 2008. The distribution will be calculated on a daily basis and paid on October 20, 2008 to shareholders of record during the period July 1, 2008 through and including September 30, 2008. The distribution represents an increase of $0.00625 over the second quarter 2008 distribution of $0.14375 per common share. On an annualized basis, this distribution amount represents a 6.0% yield based on the current $10.00 per share offering price of our common shares. However, no assurance can be made that distributions will be sustained at current levels.

Our 2004 distributions were funded 98% by cash flows provided by operating activities and 2% from uninvested proceeds of our private offering; our 2005 and 2006 distributions were funded 100% by cash flows provided by operating activities; and our 2007 distributions were funded 80.57% by cash flows provided by operating activities and 19.43% from uninvested proceeds from the financings of our properties. Our first and second quarter 2008 distributions were funded 67.23% in the aggregate by cash flows provided by operating activities and 32.77% in the aggregate from uninvested proceeds from financings of our properties. We cannot assure you that we have sufficient cash available for future distributions at this level, or at all. See “Risk Factors,” which begins on page 18 of our prospectus.

Dilution

This section updates the information under the section “Dilution,” which appears on page 42 of our prospectus.

Our net tangible book value as of June 30, 2008 was approximately $336,293,000, or $7.37 per share. If you invest in our common shares, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share immediately after this offering. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of common shares issued and outstanding. After giving effect to the sale by us of (i) $1,800,000,000 in common shares offered by our prospectus to the public, assuming a public offering price of $10.00 per share, and (ii) $200,000,000 in common shares offered pursuant to our dividend reinvestment plan, assuming a public offering price of $9.50 per share, our net tangible book value as of June 30, 2008 would have been $1,789,182,565, or $8.60 per share. This represents an immediate increase in the net tangible book value of $1.23, or 16.69%, per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $(1.34), or (13.44)%, per share to new investors. If you pay reduced selling commissions and fees or no fees, you will suffer less dilution. For example, if no selling commissions are paid on your purchase of shares then based on our net tangible book value at June 30, 2008, you will suffer dilution of up to approximately $(0.85) per share.

The following table illustrates this per share dilution:

Per share offering price of this offering before any expenses, commissions and other fees	$10.00
Per share offering price of shares issuable pursuant to our dividend reinvestment plan before expenses	$9.50
Weighted average per share offering price of total shares issuable pursuant to this offering and our dividend reinvestment plan before expenses, commissions and other fees	$9.94
Net tangible book value of each common share at June 30, 2008	$7.37
Pro forma net tangible book value of each common share assuming the completion of this offering(1)	$8.60
Pro forma increase in net tangible book value per common share to existing shareholders attributable to this offering	$1.23
Pro forma decrease (dilution) in net tangible book value per common share to new investors	$(1.34)

(1)

This figure assumes that we received net proceeds of $1,801,000,000 from this offering, after deducting the payment of selling commissions, the dealer manager fee and the marketing support fee to the Dealer Manager and other organization and offering expenses. We do not pay selling commissions, the dealer manager fee and the marketing support fee for dividend reinvestment plan shares placed.

The following table summarizes, on a pro forma basis as of June 30, 2008, the differences in the number of common shares purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and by the new investors purchasing the common shares in this offering:

	Shares Issued(1)		Book Value of Total Consideration		Book Value of Consideration Per Share
	Number	Percent	Amount	Percent
Existing shareholders	45,634,077	21.9%	$430,639,318	21.1%	$9.44
New shareholders	162,386,317	78.1%	$1,613,604,582	78.9%	$9.94

Total	208,020,394	100.0%	$2,044,243,900	100.0%	$9.83

(1)

Although the outstanding class A units of limited partnership of CBRE OP are convertible into our common shares on a one-for-one basis, we give no effect to the possible conversion of class A units of limited partnership of CBRE OP into common shares.

Summary Selected Financial Data

This section updates the information under the section “Summary Selected Financial Data,” which begins on page 43 of our prospectus.

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our prospectus and incorporated documents.

The summary historical consolidated balance sheet information as of June 30, 2008, December 31, 2007, 2006, 2005 and 2004 as well as the summary historical consolidated statement of operations information for the six months ended June 30, 2008 and June 30, 2007 and for the periods ended December 31, 2007, 2006, 2005 and 2004 have been derived from our historical consolidated financial statements.

Our unaudited summary selected pro-forma consolidated financial data is presented for the six months ended June 30, 2008 and as of and for the year ended December 31, 2007. Our unaudited summary selected pro-forma consolidated statements of operations data for the six months ended June 30, 2008 and year ended December 31, 2007 is based on our historical consolidated statements of operations and combined with the statements of revenues and certain expenses for the (i) 602 Central Blvd. property, which was acquired on April 27, 2007, (ii) the Bolingbrook Point III property, which was acquired on August 29, 2007, (iii) the Carolina Portfolio which was acquired on August 30, 2007, (iv) the Lakeside Office Center property, which was acquired on March 5, 2008, (v) the Thames Valley Five property, which was acquired on March 20, 2008, (vi) the Duke Buckeye Logistic Center property, which was acquired on June 12, 2008, (vii) the Enclave on the Lake property, which was acquired on July 1, 2008 and (viii) the Albion Mills Retail Park, which was acquired on July 11, 2008. The unaudited summary selected pro forma consolidated balance sheet as of June 30, 2008 is presented as if the acquisitions of the Albion Mills Retail Park property and the Enclave on the Lake property had taken place on June 30, 2008. Our unaudited pro-forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations. For further discussion of the unaudited pro-forma consolidated financial statements, see our Current Report on Form 8-K/A, filed with the SEC on July 17, 2008 and our Current Report on Form 8-K, filed with the SEC on September 11, 2008, both which are incorporated by reference herein.

	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Six Months Ended June 30,	Six Months Ended June 30,		Year Ended December 31,	Year Ended December 31,			July 1, 2004 (Date of Commencement) to December 31,
	2008	2008	2007	2007	2007	2006	2005	2004
	(in thousands except share data)
Statement of Operations Data:
Rental Revenues	$16,511	$12,536	$3,657	$30,103	$12,598	$6,630	$4,614	$913
Tenant Reimbursements	2,676	2,330	949	3,887	2,389	1,830	872	120

Total Revenue	19,187	14,866	4,606	33,990	14,987	8,460	5,486	1,033

Operating and Maintenance	1,763	1,070	435	3,056	1,152	901	374	7
Property Taxes	1,831	1,447	590	3,213	1,486	1,103	563	113
Interest	5,264	4,750	1,018	9,315	5,049	1,784	1,195	117
General and Administrative Expense	1,436	1,392	744	2,059	1,875	851	359	123
Management Fees to Related Party	2,038	1,613	519	3,141	1,547	739	603	230
Class C Fee to Related Party	—	—	—	—	—	145	459	197
Depreciation and Amortization	8,914	7,039	2,470	15,947	8,050	4,618	2,478	334
Organizational Expenses	—	—	—	—	—	—	—	109

Total Expenses	21,246	17,311	5,776	36,731	19,159	10,141	6,031	1,230

Interest and Other Income	1,330	1,330	1,038	2,855	2,855	255	460	111

(Loss) Income before Minority Interest	(729)	(1,115)	(132)	114	(1,317)	(1,426)	(85)	(86)
Minority Interest	5	7	4	(5)	17	(1,058)	(7)	(3)
Provision for Income Taxes	(140)	(140)	—	—	—	—	—	—
Equity in loss of Unconsolidated Entities	(387)	(276)	—	(121)	(150)	—	—	—

Loss From Continuing Operations	(1,251)	(1,524)	(128)	(12)	(1,450)	(2,484)	(92)	(89)
Income From Discontinued Operations		1,622	—		1,047	—	—	—

Net Income (Loss)		$98	$(128)		$(403)	$(2,484)	$(92)	$(89)

Per Share Data:
Basic and Diluted Loss Per Share From Continuing Operations	$(0.03)	$(0.04)	$(0.01)	$0.00	$(0.08)	$(0.35)	$(0.01)	$(0.01)
Basic and Diluted Income Per Share From Discontinued Operations		0.04	—		0.06	—	—	—

Basic and Diluted Loss Per Share		$0.00	$(0.01)		$(0.02)	$(0.35)	$(0.01)	$(0.01)

Weighted Average Common Shares
Outstanding—Basic and Diluted	37,083,587	37,083,587	11,751,023	18,545,418	18,545,418	7,010,722	6,967,762	6,893,961
Dividends Declared Per Share		$0.29	$0.26		$0.54	$0.50	$0.42	$0.08

	Pro Forma Consolidated June 30,	Historical Consolidated June 30,	Historical Consolidated December 31,
	2008	2008	2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Investments in Real Estate, Net of Accumulated Depreciation and Amortization	$374,877	$320,099	$252,351	$70,650	$57,163	$43,946
Investments in Unconsolidated Entities	35,417	35,417	101	—	—	—
Real Estate and Other Assets Held for Sale	61,169	61,169	61,100	—	—	—
Total Assets	593,844	572,829	434,806	97,807	94,118	73,704
Notes Payable	148,631	130,350	116,876	34,975	34,975	13,250
Loan Payable	45,000	45,000	45,000	—	—	—
Liabilities Related to Real Estate and Other Assets Held for Sale	1,100	1,100	729	—	—	—
Total Liabilities	228,945	207,930	188,279	44,834	41,510	18,461
Minority Interest	1,427	1,427	1,495	1,629	242	245
Shareholders’ Equity	363,472	363,472	245,032	51,344	52,366	54,998
Total Liabilities and Shareholders’ Equity	593,844	572,829	434,806	97,807	94,118	73,704

Prior Performance Summary

This section supersedes and replaces the discussion contained in our prospectus under the section “Prior Performance Summary,” which begins on page 71 of our prospectus.

Prior Investment Programs

The information presented in this section represents the historical experience of certain real estate programs managed by CBRE Investors and its affiliates. This information should not be considered as indicative of our possible operations and you should not rely on this information as an indication of our future performance. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in the prior real estate programs summarized in this section. Investors who purchase our common shares will not thereby acquire an ownership interest in any of the entities to which the following information relates.

The information in this section shows relevant summary information concerning the 14 non-public real estate programs with similar investment objectives to ours, or collectively, the Prior Programs, sponsored by CBRE Investors and its affiliates during the 10 years ended December 31, 2007. Information relating to the Dynamique Bureaux (France) and Commerces Rendement (France) Prior Programs for the year ended December 31, 2007 is not presented as the financial reports for that period are not currently available. Unlike this offering, there were no selling commissions paid in the Prior Programs in which 100% of the amounts raised were invested (Table II) because they were primarily private real estate investment funds specifically designed for institutional pension fund investors to take substantial ownership interests in each fund they invested in. A typical prior program fund generally has multiple institutional investors that collectively own as much as 95% of the equity in the fund. Selling commissions charged in a normal retail investor environment (as in this offering) are not usually present in such institutional investor environments such as the Prior Programs. The estimated selling commissions and the amount estimated to be invested from this offering are set forth under “Estimated Use of Proceeds.” No Prior Program commenced operations prior to 1998 and the 10 year period for which summary information is shown represents all such information since the Prior Program’s inception. The Prior Performance Tables included in our prospectus as Appendix A, or the Tables, set forth information as of the dates indicated regarding certain of these Prior Programs as to (i) experience in raising and investing funds (Table I); (ii) compensation to sponsor (Table II); (iii) annual operating results of Prior Programs (Table III); (iv) results of completed Prior Programs (Table IV); and (v) sales or disposals of properties (Table V). Additionally, Table VI, which is contained in Part II of the registration statement for this offering and which is not part of this prospectus, provides certain additional information relating to the properties acquired by the Prior Programs with investment objectives similar to ours. We will provide a copy of Table VI to any prospective investor without charge upon written request. Please see “Where You Can Find More Information.” The purpose of this prior performance information is to enable you to evaluate accurately the experience of CBRE Investors and its affiliates in sponsoring real estate programs. The following discussion is intended to summarize briefly the objectives and performance of the Prior Programs and to disclose any material adverse business developments sustained by them.

The financial information included in this section and in the Tables has not been audited but is derived from the audited financial statements and/or sponsor-prepared financial reports relating to each Prior Program, or together, the Financial Information. Certain of the Prior Programs include international real estate investment programs (Strategic Partners UK I, Strategic Partners UK II, Strategic Partners UK III, Partenaires Bureaux, Commerce Rendement, Dynamique Bureaux, Strategic Partners Europe Fund II and Strategic Partners Europe Fund III). We have prepared the Financial Information relating to these Prior Programs in accordance with GAAP, using fair-value-based accounting. The Prior Programs are required by their investors, primarily institutional pension funds, to prepare their financial statements and reports according to GAAP fair-value-based accounting standards applicable in the United States or in their relevant country of domicile. We have presented the Financial Information included in this section and in the Tables for each Prior Program on U.S. fair-value-

based accounting (which may also be referred to as the market value basis of accounting), except where otherwise required by Industry Guide 5. Unlike the GAAP historical-cost-based accounting standards used by publicly-registered REITs, like us, fair-value-based accounting reports the assets, liabilities and results of operations of the investment programs based on the estimated fair market values of the assets and liabilities held on the financial statement reporting dates. This primarily includes the recognition of changes in the estimated fair values of real estate assets based on an appraisal process which estimates the current fair values of the real estate assets each reporting period. In addition, fair-value-based accounting also does not record any amortization or depreciation of real estate and long-lived assets, and it records rental income on a contractual basis, rather than on a straight-line basis which is common under historical-cost-based accounting.

With respect to the international real estate investment programs included in this section and in the Tables, we have converted the Financial Information from the applicable currency for each such program to United States dollars, or USD. The functional currency for the Prior Programs in the United Kingdom is Pound Sterling, or GBP, and the functional currency for the other international Prior Programs is the Euro, or EUR. We converted amounts from GBP or EUR, as applicable, to USD using the annual average exchange rate during the year presented in the Tables. The applicable exchange rates are as follows:

	Conversion Rate
Year	Euro	GBP
2007	0.7320360	0.4987090
2006	0.7985850	0.5456040
2005	0.7999320	0.5473010
2004	0.8063680	0.5474140
2003	0.8930350	0.6136930

Our determination as to which of CBRE Investors’ prior programs have investment objectives similar to ours was based primarily on the type of real estate in which the programs invested, whether through acquisitions or development of properties. Generally, we consider programs invested primarily in office, retail, multi-family and industrial properties to have investment objectives similar to ours. We consider programs with investments primarily in residential or resort properties not to have investment objectives similar to ours.

Summary Information

Capital Raising

The total amount of funds raised from approximately 150 investors in the Prior Programs during the 10 years ended December 31, 2007 was approximately $3.5 billion. Please see “Appendix A—Prior Performance Tables—Table I” and “Appendix A—Prior Performance Tables—Table II” for more detailed information about CBRE Investors’ and its affiliates’ experience in raising and investing funds in connection with certain of these Prior Programs as of the dates indicated and the compensation paid to CBRE Investors and its affiliates as the sponsor and manager of these Prior Programs.

Investments

During the 10 years ended December 31, 2007, the aggregate amount of acquisition and development costs of the properties acquired or developed by the Prior Programs was approximately $8.1 billion. The following table gives a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the Prior Programs, categorized by type of property, as of December 31, 2007:

Investments

Type of Property	Existing		Construction		Total
Office	$5,076,660,929	62.5%	$85,613,896	1.1%	$5,162,274,825	63.6%
Retail	409,225,924	5.0	40,218,000	0.5	449,443,924	5.5
Multi-family	34,297,708	0.4	591,377,000	7.3	625,674,708	7.7
Industrial	1,044,873,201	12.9	29,072,886	0.3	1,073,946,087	13.2
Mixed Use/Other	734,347,956	9.0	78,619,000	1.0	812,966,956	10.0

Total:	$7,299,405,718	89.8%	$824,900,782	10.2%	$8,124,306,500	100.0%

During the 10 years ended December 31, 2007, approximately 217 properties were acquired or developed by the Prior Programs. The table below gives further details about the properties acquired or developed by the Prior Programs during the 10 years ended December 31, 2007:

	Domestic Programs		International Programs		Properties Acquired or Developed
Location	#	Cost	#	Cost	#	Cost
United States:
California	40	$1,371,913,607	—	$—	40	$1,371,913,607
Texas	23	884,629,261	—	—	23	884,629,261
Georgia	8	515,716,499	—	—	8	515,716,499
Massachusetts	3	195,866,546	—	—	3	195,866,546
Illinois	7	323,760,000	—	—	7	323,760,000
New Jersey	2	151,272,064	—	—	2	151,272,064
Florida	4	134,650,110	—	—	4	134,650,110
Minnesota	1	139,627,000	—	—	1	139,627,000
Virginia	1	29,344,000	—	—	1	29,344,000
Washington, DC.	1	74,052,000	—	—	1	74,052,000
New York	3	175,435,000	—	—	3	175,435,000
Colorado	3	202,947,096	—	—	3	202,947,096
Washington	1	25,817,958	—	—	1	25,817,958
Arizona	1	22,534,279	—	—	1	22,534,279
Nevada	1	75,708,000	—	—	1	75,708,000
Missouri	1	7,527,521	—	—	1	7,527,521
Connecticut	1	76,563,000	—	—	1	76,563,000
Hawaii	1	25,100,000	—	—	1	25,100,000
United Kingdom	3	151,557,532	63	1,960,873,245	66	2,112,430,777
France	—	—	31	629,351,990	31	629,351,990
Belgium	—	—	4	167,229,016	4	167,229,016
Italy	—	—	3	101,048,890	3	101,048,890
Germany	2	45,157,000	4	281,770,101	6	326,927,101
Norway	1	29,846,000	—	—	1	29,846,000
Netherlands	—	—	1	226,013,785	1	226,013,785
Japan	2	76,257,000	—	—	2	76,257,000
China	1	22,738,000	—	—	1	22,738,000

Total:	111	$4,758,019,473	106	$3,366,287,027	217	$8,124,306,500

166 properties were acquired or developed by the Prior Programs during the five-year period ended December 31, 2007. The aggregate acquisition and development cost of these properties totaled approximately $6.4 billion as of December 31, 2007.

Generally, acquisitions of completed properties were financed with a combination of mortgage financing and investor equity, including debt financing secured by investors’ commitments to make equity investments. Development projects generally were financed with a combination of construction financing and investor equity. Upon completion of a project, construction financing is generally retired and replaced with either equity or permanent mortgage financing.

A more detailed description of these acquisitions and developments by certain of these Prior Programs with investment objectives similar to ours can be found in Prior Performance Table VI, which is included in Part II of the registration statement for this offering and which is not part of this prospectus.

Sales

Approximately 99 properties or participating mortgage investments were sold by the Prior Programs during the 10 years ended December 31, 2007. The aggregate sales price of such properties and participating mortgage investments was approximately $3.7 billion and the aggregate original acquisition and development cost was approximately $2.9 billion.

Please see “Appendix A—Prior Performance Tables—Table III” for information about the operating results of certain of these Prior Programs as of the dates indicated and “Appendix A—Prior Performance Tables—Table V” for more detailed information about individual property sales as of the dates indicated by certain of these Prior Programs. Included in “Appendix A—Prior Performance Tables—Table III” but excluded from “Appendix A—Prior Performance Tables—Table V” are the Global Innovation Partners, LLC, or GIP, sales and distributions of Digital Realty Trust, L.P. operating partnership units over the three year period ended December 31, 2007. During this period, GIP sold operating partnership units for cash proceeds of approximately $252,027,000 and also distributed operating partnership units to its members with a market value of approximately $535,872,000 at the time of distribution. The cost basis in the operating partnership units sold and distributed during the three year period ended December 31, 2007 was approximately $191,490,821.

Distributions

As presented in Appendix A—Prior Performance Tables—Table III, cash deficiencies after cash distributions represents distributions to investors in excess of current period operations, sales and refinancings that were funded by retained prior period cash flows from operations, sales and refinancings that were previously undistributed. The only exception to this is the cash deficiency in 2003 at Strategic Partners III which was not the result of a cash distribution to investors, but the result of an operating loss in the same period.

Performance of Completed Programs

The Retail Enhancement Fund, or REF, was the only completed Prior Program that did not perform as expected. Strategic Partners I, Strategic Partners II, Partenaires Bureaux and Strategic Partners—UK represent Prior Programs that have completed and performed as expected. REF made an investment in a joint venture that acquired underutilized and undervalued retail real estate located in major metropolitan areas. During the joint venture’s period of operations, the venture acquired four properties, three of which underperformed. Two properties in the portfolio were located in Seattle, Washington and San Francisco, California, and these properties were affected by rents and occupancy levels that were lower than expected, primarily as a result of the decline of companies in the technology industry during the venture’s operating period. The other property in the portfolio that underperformed was located in Tampa Bay, Florida. The anchor tenant declared bankruptcy and ceased operating and paying rent, which negatively affected the sales generated by the other tenants at the property, many of whom had co-tenancy clauses dependent on the occupancy of this anchor tenant. Please see “Appendix A—Prior Performance Tables—Table IV” for more information about REF’s results.

Investment Objectives

All funds raised from investors by the Prior Programs in the 10 years ended December 31, 2007 were invested in programs with investment objectives similar to ours.

Description of Shares

Transfer Restrictions

The third paragraph following the caption “Description of Shares—Transfer Restrictions” beginning on page 118 of our prospectus is deleted and replaced in its entirety with the following:

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares that resulted in a transfer of shares to the trust in the manner described below, is required to give notice immediately to us, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on us.

The first sentence in the seventh paragraph following the caption “Description of Shares—Transfer Restrictions” beginning on page 118 of our prospectus is deleted and replaced in its entirety with the following:

Every record holder of 0.5% or more (or such other percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our shares, including our common shares on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our shares which the record holder beneficially owns and a description of the manner in which such shares are held.

Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

Removal of Trustees

The first paragraph following the caption “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Removal of Trustees” beginning on page 125 of our prospectus is deleted and replaced in its entirety with the following:

Our declaration of trust provides that a trustee may be removed from office only for cause (as defined in our declaration of trust) and only by the affirmative vote of at least a majority of the votes entitled to be cast by our shareholders generally in the election of our trustees.

Certain U.S. Federal Income Tax Consequences

The following discussion supplements the “Certain U.S. Federal Income Tax Consequences” section of our prospectus, which begins on page 133 of our prospectus.

Additional Certain U.S. Federal Income Tax Consequences

Recent Tax Law Changes

On July 30, 2008, President Bush signed into law “The Housing and Economic Recovery Act of 2008”, or the Act. The Act contains a number of provisions applicable to REITs and is generally effective for our taxable year beginning on January 1, 2009. As noted below, however, certain provisions are effective after the date of enactment. Some of the provisions address the treatment of foreign currency gains and income from hedging transactions for purposes of the REIT 75% and 95% income tests, while other provisions modify the REIT asset tests and REIT the prohibited transaction safe harbor. The following is a summary of the Act’s changes that are relevant to us. Investors should review the discussion in the accompanying prospectus under the heading “Certain U.S. Federal Income Tax Consequences” for a more detailed summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of our common shares.

REIT Income Tests

The Act revised the tax treatment of certain foreign currency gains for purposes of the REIT 75% and 95% income tests. Income from foreign currency gains that qualifies as “real estate foreign exchange gain” is exempt from both the 75% and 95% income tests, while income from foreign currency gains that qualifies as “passive foreign exchange gain” is exempt from the 95% income test, but is treated as non-qualifying income for the 75% income test.

“Real estate foreign exchange gain” is foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under debt obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes foreign currency gain attributable to a qualified business unit, or QBU, of the REIT if the QBU meets the REIT 75% income test for the taxable year and the 75% asset test at the close of each quarter of the taxable year that the REIT directly or indirectly owned an interest in the QBU.

“Passive foreign exchange gain” includes all real estate foreign exchange gain plus foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the REIT 95% income test, (ii) the acquisition or ownership of debt obligations and (iii) becoming or being the obligor under debt obligations.

The Act also granted the Treasury Department the authority to expand the definition of real estate foreign exchange gain and passive foreign exchange gain to include other items of foreign currency gain.

The Act provides that “qualified hedging income” (as described below) derived from transactions entered into by us on or after the date of the Act’s enactment is excluded from both the REIT 75% and 95% income tests. Historically, “qualified hedging income” was defined as income derived from transactions that hedge indebtedness incurred or to be incurred by us to acquire or carry real estate assets. Under the Act, “qualified hedging income” is expanded to include income recognized by us from a transaction primarily entered into to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% income tests. Under both prior law and the Act we are also required to properly identify our hedges in our books and records.

REIT Asset Tests

Under the Act, for taxable years beginning after January 1, 2009, (i) we may hold up to 25% (as opposed to 20% under prior law) of our assets in the form of securities issued by a taxable REIT subsidiary, (ii) if we meet the REIT asset tests as of the close of a quarter, we will not fail to meet such tests at the end of a subsequent quarter solely because of a discrepancy caused by a change in foreign currency exchange rates, and (iii) for purposes of the REIT 75% asset test, “cash” includes foreign currency if we (or a QBU) use the foreign currency as our functional currency, but only to the extent that such foreign currency is held for use in the normal course of our (or the QBU’s) activities that produce income qualifying for purposes of the REIT 75% or 95% income tests.

Prohibited Transaction Safe Harbor

We are subject to a 100% penalty tax on income from prohibited transactions (generally, income derived from the sale of property primarily held for sale to customers in the ordinary course of business). However, the Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least 4 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 4 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis all of our assets as of the beginning of the taxable year.

Under the Act, with respect to property dispositions on or after the date of enactment, the safe harbor holding period is reduced to 2 years. In addition, the 10% ceiling may be satisfied by reference to either the adjusted basis or the fair market value of our assets.

With respect to prohibited transactions occurring on or after the date of enactment, any foreign currency gain attributable to a prohibited transaction will be taken into account in determining net income subject to the 100% prohibited transaction penalty tax.

Common Shares Available for Future Sale

This section supersedes and replaces the discussion contained in our prospectus under the heading “Common Shares Available for Future Sale”, which appears on page 154 of our prospectus.

General

All common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act).

Experts

The consolidated financial statements and the related financial statement schedule of CB Richard Ellis Realty Trust and subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated in this Supplement No. 12 by reference from the CB Richard Ellis Realty Trust Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of CB Richard Ellis Realty Trust’s internal control over financial reporting as of December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of the Bolingbrook Point III building for the year ended December 31, 2006, incorporated in this Supplement No. 12 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Carolina Portfolio for the year ended December 31, 2006, incorporated in this Supplement No. 12 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Carolina II Portfolio for the year ended December 31, 2006, incorporated in this Supplement No. 12 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of Lakeside Office Center for the year ended December 31, 2007, incorporated in this Supplement No. 12 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of the Enclave on the Lake building for the year ended December 31, 2007, incorporated in this Supplement No. 12 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 12 to our prospectus dated April 25, 2008 “incorporates by reference” certain information we file with the SEC, in accordance with the rules and regulations of the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this Supplement No. 12. The following documents filed with the SEC are incorporated by reference into this Supplement No. 12:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 15, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 14, 2008;

•	Our Current Report on Form 8-K, dated May 5, 2008, filed on May 6, 2008;

•	Our Current Report on Form 8-K/A, dated March 20, 2008, filed on May 12, 2008;

•	Our Current Report on Form 8-K/A, dated March 5, 2008, filed on May 12, 2008;

•	Our Current Report on Form 8-K, dated June 10, 2008, filed on June 16, 2008;

•	Our Current Report on Form 8-K, dated June 12, 2008, filed on June 16, 2008;

•	Our Current Report on Form 8-K, dated July 1, 2008, filed on July 3, 2008;

•	Our Current Report on Form 8-K/A, dated July 1, 2008, filed on July 17, 2008;

•	Our Current Report on Form 8-K, dated July 25, 2008, filed on July 31, 2008;

•	Our Current Report on Form 8-K, dated June 30, 2008, filed on September 11, 2008; and

•	Our Proxy Statement on Schedule 14A for our 2008 Annual Meeting of Shareholders, filed on April 28, 2008.

You can obtain any of the documents incorporated by reference in this Supplement No. 12 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 17 Hulfish Street, Suite 280, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form part of this supplement, our prospectus or any other report or document we file or furnish with the SEC.

APPENDIX A

Prior Performance Tables

The following section supersedes and replaces the prior performance tables included in our prospectus, which begins on page A-1 of our prospectus.

The following prior performance tables, or the Tables, provide information relating to the real estate investment programs sponsored by CBRE Investors and its affiliates, the Prior Programs, all of which have investment objectives similar to ours. CBRE Investors’ previous programs and investments were conducted through privately-held entities not subject to either the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations to which CBRE REIT is subject. In addition, CB Richard Ellis Realty Trust, or CBRE REIT, is CBRE Investors’ first publicly-offered investment program and CBRE Investors has never operated a REIT before. Because of these facts, investors in CBRE REIT should not assume that the prior performance of CBRE Investors will be indicative of CBRE REIT’s future performance.

The financial information included in the Tables has not been audited but is derived from the audited financial statements and/or sponsor-prepared financial reports relating to each Prior Program, together, the Financial Information. Certain of the Prior Programs include international real estate investment programs (Strategic Partners UK I, Strategic Partners UK II, Strategic Partners UK III, Partenaires Bureaux, Commerce Rendement, Dynamique Bureaux, Strategic Partners Europe Fund II and Strategic Partners Europe Fund III). We have prepared the Financial Information relating to these Prior Programs in accordance with generally accepted accounting principles, or GAAP, using fair-value-based accounting. The Prior Programs are required by their investors, primarily institutional pension funds, to prepare their financial statements and reports according to GAAP fair-value-based accounting standards applicable in the United States or in their relevant country of domicile. We have presented the Financial Information in the Tables for each Prior Program on U.S. fair-value-based accounting (which may also be referred to as the market value basis of accounting), except where otherwise required by Industry Guide 5. Unlike the GAAP historical-cost-based accounting standards used by publicly-registered REITs, like us, fair-value-based accounting reports the assets, liabilities and results of operations of the investment programs based on the estimated fair market values of the assets and liabilities held on the financial statement reporting dates. This primarily includes the recognition of changes in the estimated fair values of real estate assets based on an appraisal process which estimates the current fair values of the real estate assets each reporting period. In addition, fair-value-based accounting also does not record any amortization or depreciation of real estate and long-lived assets, and it records rental income on a contractual basis, rather than on a straight-line basis which is common under historical-cost-based accounting.

With respect to the international real estate investment programs included in the Tables, we have converted the Financial Information from the applicable currency for each such program to United States dollars, or USD. The functional currency for the Prior Programs in the United Kingdom is Pound Sterling, or GBP, and the functional currency for the other international Prior Programs is the Euro, or EUR. We converted amounts from GBP or EUR, as applicable, to USD using the annual average exchange rate during the year presented in the Tables. The applicable exchange rates are as follows:

	Conversion Rate
Year	Euro	GBP
2007	0.7320360	0.4987090
2006	0.7985850	0.5456040
2005	0.7999320	0.5473010
2004	0.8063680	0.5474140
2003	0.8930350	0.6136930

The Tables below provide information on the performance of a number of private programs of CBRE Investors. This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following Tables are included herein:

TABLE I Experience in Raising and Investing Funds

TABLE II Compensation to Sponsor

TABLE III Operating Results of Prior Programs

TABLE IV Results of Completed Programs

TABLE V Sales or Disposals of Properties

Additional information relating to the acquisition of properties by CBRE Investors’ prior programs is contained in Table VI, which is included in Part II of the registration statement of which this Supplement No. 12 is a part, which CBRE REIT has filed with the Securities and Exchange Commission. Copies of any and all such information will be provided to prospective investors at no charge upon request. See also “Summary.”

Our determination as to which of CBRE Investors’ prior programs have investment objectives similar to ours was based primarily on the type of real estate in which the programs invested, whether through acquisitions or development of properties. Generally, we consider programs invested primarily in office, retail, multi-family and industrial properties to have investment objectives similar to ours. We consider programs with investments primarily in residential or resort properties not to have investment objectives similar to ours.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I summarizes the experience of CBRE Investors as a sponsor in raising and investing funds in the Prior Programs for which the offerings have closed during the three years ended December 31, 2007. Information is provided as to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested.

	As of December 31, 2007
	Strategic Partners IV	Strategic Partners Asia II	Strategic Partners UK II	Dynamique Bureaux(3)	Strategic Partners Europe II	Strategic Partners UK III	Strategic Partners Europe III
Dollar amount committed	1,172,446,000	344,203,000	404,244,140	76,111,879	219,771,967	881,455,179	1,026,629,980
Dollar amount raised	723,782,000	3,242,000	365,605,921	76,111,879	219,771,967	110,284,755	41,065,200
Percentage amount raised (to committed)	62%	1%	90%	100%	100%	13%	4%
Less offering expenses:
Selling commissions	—	—	—	—	—	—	—
Organizational expenses – $	600,000	1,000,000	600,000	318,777	687,558	672,686	1,252,215
Organizational expenses – %	0.05%	0.29%	0.15%	0.42%	0.31%	0.08%	0.12%
Reserves	—	—	—	—	—	—	—
Percent available for investment	99.95%	99.71%	99.85%	99.58%	99.69%	99.92%	99.88%
Acquisition & development costs:
Prepaid items & fees	—	—	—	—	—	—	—
Purchase price – $(1)	1,271,304,910	95,988,956	819,562,715	134,521,164	404,361,587	771,243,806	555,058,563
Purchase price – %(1)	175.65%	2960.79%	224.17%	176.74%	183.99%	699.32%	1351.65%
Acquisition fees – $	400,000	893,000	—	2,205,318	3,423,245	—	6,521,319
Acquisition fees – %	0.06%	27.54%	0.00%	2.90%	1.56%	0.00%	15.88%
Other capitalized costs	197,153,090	2,113,044	68,375,183	7,856,512	65,075,947	144,269,575	16,184,746
Other capitalized costs – %	27.24%	65.18%	18.70%	10.32%	29.61%	130.82%	39.41%
Total acq & dev costs $ (1)	1,468,858,000	98,995,000	887,937,898	144,582,994	472,860,779	915,513,381	577,764,628
Total acq & dev costs – %	202.94%	3053.52%	242.87%	189.96%	215.16%	830.14%	1406.94%
Percent leveraged(4)	51%	97%	59%	47%	54%	88%	93%
Date offering commenced	May-05	Jan-07	Sep-04	May-05	May-05	Aug-06	Aug-06
Closing date	Dec-05	Oct-07 (2)	May-05	Dec-05	Aug-05	Sep-06	May-07
Length of offering	8 months	10 months	11 months	7 months	4 months	2 months	10 months
Months to invest 90% of amount available for investment	continuing	continuing	N/A	N/A	N/A	N/A	N/A

(1)	Total acquisition and development costs includes both debt-and equity-financed payments.

(2)	First closing date. Final closing date January 2008.

(3)

Information provided is for the two years ended December 31, 2006. Information relating to this Prior Program for the year ended December 31, 2007 is not presented as the financial reports for that period are not currently available.

(4)

Percent leveraged is calculated by dividing the amount of total acquisition and development costs less the dollar amount raised by the total acquisition and development costs. Each of these amounts are presented in this table.

TABLE II

COMPENSATION TO SPONSOR

Table II summarizes the amount and type of compensation paid to CBRE Investors and its affiliates during the three years ended December 31, 2007 in connection with ongoing operations of the Prior Programs.

	As of December 31, 2007
	Strategic Partners IV	Strategic Partners Asia II	Strategic Partners UK II	Dynamique Bureaux(3)	Strategic Partners Europe II	Strategic Partners UK III	Strategic Partners Europe III
Date offering commenced	May-05	Jan-07	Sep-04	May-05	May-05	Aug-06	Aug-06
Dollar amount raised	723,782,000	3,242,000	365,605,921	76,111,879	219,771,967	110,284,755	41,065,200
Amount paid to sponsor from proceeds of offering(1):
Underwriting fees	—	—	—	—	—	—	—
Acquisition fees	400,000	893,000	—	2,205,318	3,423,245	—	6,521,319
Real estate commissions paid to affiliate	—	—	—	—	—	—	—
Advisory fees	—	—	—	—	—	—	—
Loan origination fees	1,937,000	—	—	—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor(4)	5,091,000	(265,000)	25,185,770	(18,636,040)	(54,878,636)	(1,593,990)	(694,339)
Amount paid to sponsor from operations(1):
Property mgmt fees	1,796,000	—	3,460,993	—	—	457,050	665,989
Construction supervision fees	1,117,000	—	—	—	—	—	—
Partnership & asset mgmt fees	24,054,000	1,012,000	13,899,419	961,621	5,795,414	14,274,881	10,638,363
Reimbursements	3,589,000	—	2,440,351	—	—	2,074,561	119,889
Leasing commissions	7,909,000	—	24,029	—	2,400,653	—	4,146,945
Other fees	—	—	—	13,276	674,901	—	—
Dollar amount of cash generated from property sales and refinancing before deducting payments to sponsor(2):
Cash	21,300,000	—	36,298,773	—	98,093,983	—	—
Notes	—	—	—	—	—	—	—
Amount paid to sponsor from property sales and refinancing(1):
Real estate commissions paid to affiliate	—	—	—	—	—	—	—
Advisory disposition fees	—	—	—	—	—	—	—
LP incentive interest—held by advisor	—	—	—	—	—	—	—

(1)	Amounts paid to our sponsor are presented on the accrual basis of accounting.

(2)	Derived by adding the fees listed below this caption in the table to the cash generated from property sales and joint venture interest redemptions.

(3)

Information provided is for the two years ended December 31, 2006. Information relating to this Prior Program for the year ended December 31, 2007 is not presented as the financial reports for that period are not currently available.

(4)

Derived by adding amounts paid to our sponsor for property management fees, construction supervision fees, partnership and asset management fees, reimbursements, leasing commissions and other fees, all as presented in this table, to net cash flows provided by or used in operating activities as presented in the Prior Programs’ statements of cash flows. Certain of these fees were capitalized as costs of the properties and were classified as investing activities in the statements of cash flows rather than as reductions of operating cash flows.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

Table III summarizes the operating results of the Prior Programs, the offerings of which have closed during the five years ended December 31, 2007.

	Strategic Partners I 2003(2)	Strategic Partners I 2004(2)	Strategic Partners I 2005(2)	Strategic Partners I 2006(2)	Strategic Partners II 2003(2)	Strategic Partners II 2004(2)	Strategic Partners II 2005(2)	Strategic Partners II 2006(2)
Gross revenues	52,810,000	34,254,000	17,488,000	404,000	48,037,000	43,995,000	32,507,000	2,469,000
Profit (loss) on sale of properties	35,165,000	4,627,000	80,738,000	(10,926,000)	—	52,723,000	123,950,000	28,709,000
Less: Operating expenses	(27,187,000)	(23,252,000)	(11,582,000)	(228,000)	(26,177,000)	(27,212,000)	(21,454,000)	(1,008,000)
Interest expense	(10,316,000)	(7,785,000)	(2,167,000)	—	(8,367,000)	(8,093,000)	(6,238,000)	(19,000)
Unrealized appreciation (depreciation)	(13,462,000)	12,999,000	(55,908,000)	5,130,000	52,313,000	21,051,000	(69,941,000)	(5,498,000)
Other gain (loss)	—	—	—	—	—	—	—	—

Net income (loss) GAAP basis	37,010,000	20,843,000	28,569,000	(5,620,000)	65,806,000	82,464,000	58,824,000	24,653,000

Taxable income (loss):
From operations	22,390,755	405,082	(25,162,501)	(154,080)	6,678,142	22,290,191	7,586,828	25,215,198
From gain (loss) on sale	24,732,342	7,818,294	121,541,509	(5,222,225)	—	33,327,365	131,697,021	6,344,044

Net income (loss) tax basis	47,123,097	8,223,376	96,379,008	(5,376,305)	6,678,142	55,617,556	139,283,849	31,559,242

Cash generated (deficiency) from operations	10,518,000	9,155,000	1,059,000	(1,167,000)	9,314,000	13,334,000	(2,018,000)	7,298,000
Cash generated from sales	99,379,000	53,730,000	299,755,000	13,527,000	—	129,622,000	294,003,000	76,505,000
Cash generated from refinancing & other(3)	(7,449,000)	4,266,000	(39,507,000)	(6,887,000)	24,866,000	(29,313,000)	2,198,000	(507,000)

Total cash generated from operations, acquisitions, sales, capital contributions and refinancing	102,448,000	67,151,000	261,307,000	5,473,000	34,180,000	113,643,000	294,183,000	83,296,000

Less cash distributions to investors:
From operating cash flow	(10,518,000)	(9,155,000)	(1,059,000)	—	(11,407,000)	(13,315,000)	—	(3,797,000)
From sales and refinancing	(61,186,000)	(80,045,000)	(262,941,000)	(9,550,000)	—	(124,236,000)	(300,423,000)	(80,498,000)

Cash generated (deficiency) after cash distributions	30,744,000	(22,049,000)	(2,693,000)	(4,077,000)	22,773,000	(23,908,000)	(6,240,000)	(999,000)

Special items (not including sales & refinancing)
Periodic principal payments and loan fees	(3,108,000)	(3,195,000)	(367,000)	—	(1,166,000)	(353,000)	(488,000)	(36,000)
Other	—	—	—	(772,000)	(1,000)	(19,000)	(60,000)	(605,000)

Cash generated (deficiency) after cash distributions and special items(1)	27,636,000	(25,244,000)	(3,060,000)	(4,849,000)	21,606,000	(24,280,000)	(6,788,000)	(1,640,000)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results
Ordinary income (loss):
from operations from recapture	69	1	(78)	—	27	81	26	84
Capital gain (loss)	76	24	375	(16)	—	121	445	21

Total taxable income (loss)	145	25	297	(16)	27	202	471	105

Source—Cash Distributions to Investors	(90)	(72)	(194)	(29)	(47)	(156)	(360)	(280)
Source (GAAP) from investment income from return of capital	(131)	(203)	(621)	—	—	(345)	(655)	—

Total Distributions on GAAP Basis	(221)	(275)	(815)	(29)	(47)	(501)	(1,015)	(280)

Source—Cash Distributions to Investors (cash basis)
Sales	(189)	(247)	(812)	—	—	(453)	(1,015)	(276)
Refinancing	—	—	—	—	—	—	—	—
Operations	(32)	(28)	(3)	(29)	(47)	(48)	—	(4)
Other	—	—	—	—	—	—	—	—

Total Distributions on Cash Basis	(221)	(275)	(815)	(29)	(47)	(501)	(1,015)	(280)

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table	—	—	—	—	—	—	—	—

(1)

Current distributions to investors which exceeded current period operations, sales and refinancings, were funded by retained prior period cash flows from operations, sales and refinancings that were previously undistributed.

(2)

The operating results for these Prior Programs are presented in accordance with GAAP, using fair-value-based accounting applicable in the Prior Programs’ countries of domicile, as required by the Prior Programs’ investors. We have converted the amounts from GBP, or EUR, as applicable, to USD using the average annual exchange rates during each of the five years ended December 31, 2007, as set forth on page A-1 of this Supplement No. 12.

(3)	Consists of cash generated from capital contributions and net loan proceeds, less cash used in acquisitions of properties, acquisitions of other investments, and additions to properties.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONT’D)

	Strategic Partners III 2003(2)	Strategic Partners III 2004(2)	Strategic Partners III 2005(2)	Strategic Partners III 2006(2)	Strategic Partners III 2007(2)	Global Innov. Partner Fund 2003(2)	Global Innov. Partner Fund 2004(2)	Global Innov. Partner Fund 2005(2)	Global Innov. Partner Fund 2006(2)	Global Innov. Partner Fund 2007(2)	Strategic Partners IV 2005(2)	Strategic Partners IV 2006(2)	Strategic Partners IV 2007(2)	Strategic Partners Asia II 2007(2)
Gross revenues	—	9,867,000	42,292,000	71,503,000	67,341,000	57,958,000	81,194,000	27,217,000	18,664,000	456,000	247,000	40,668,000	100,443,000	208,000
Profit (loss) on sale of properties	—	2,128,000	5,567,000	20,276,000	92,676,000	—	14,631,000	61,542,000	(47,150,000)	39,435,000	—	—	—	—
Less: Operating expenses	(819,000)	(8,111,000)	(31,571,000)	(31,148,000)	(30,623,000)	(22,220,000)	(31,630,000)	(8,511,000)	(3,902,000)	(2,057,000)	(1,634,000)	(44,068,000)	(71,898,000)	(2,216,000)
Interest expense	—	(3,554,000)	(14,309,000)	(12,549,000)	(12,667,000)	(11,000,000)	(21,196,000)	(1,393,000)	(2,949,000)	(2,209,000)	(182,000)	(23,825,000)	(46,098,000)	(177,000)
Unrealized appreciation (depreciation)	—	3,702,000	81,917,000	64,357,000	22,418,000	15,764,000	150,951,000	216,120,000	298,075,000	92,392,000	—	91,994,000	132,542,000	7,523,000
Other gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	1,028,000

Net income (loss) GAAP basis	(819,000)	4,032,000	83,896,000	112,439,000	139,145,000	40,502,000	193,950,000	294,975,000	262,738,000	128,017,000	(1,569,000)	64,769,000	114,989,000	6,366,000

Taxable income (loss):
From operations	(229,170)	(971,129)	1,101,608	37,115,281	21,327,935	17,694,709	24,200,056	27,476,784	20,111,794	20,572,121	(656,199)	(9,735,081)	54,169	—
From gain (loss) on sale	—	—	5,053,353	9,167,012	93,381,954	(15,000,000)	14,898,723	7,541,527	168,473,921	48,386,204	—	—	5,220,504	—

Net income (loss) tax basis	(229,170)	(971,129)	6,154,961	46,282,293	114,709,889	2,694,709	39,098,779	35,018,311	188,585,715	68,958,325	(656,199)	(9,735,081)	5,274,673	—

Cash generated (deficiency) from operations	(725,000)	1,867,000	(2,211,000)	18,644,000	5,182,000	26,348,000	22,885,000	12,348,000	16,495,000	(2,595,000)	288,000	(11,679,000)	(21,983,000)	(1,277,000)
Cash generated from sales	(4,000,000)	7,706,000	31,589,000	97,732,000	308,707,000	—	45,881,000	178,008,000	263,429,000	110,857,000	—	—	21,300,000	—
Cash generated from refinancing & other(3)	8,000,000	(5,897,000)	9,449,000	(37,908,000)	(102,049,000)	57,836,000	33,698,000	1,269,000	(1,331,000)	(14,283,000)	16,536,000	84,173,000	(32,866,000)	6,916,000

Total cash generated from operations, acquisitions, sales, capital contributions and refinancing	3,275,000	3,676,000	38,827,000	78,468,000	211,840,000	84,184,000	102,464,000	191,625,000	278,593,000	93,979,000	16,824,000	72,494,000	(33,549,000)	5,639,000

Less cash distributions to investors:
From operating cash flow	—	—	—	(18,644,000)	(5,182,000)	(21,254,000)	(17,850,000)	(19,128,000)	(16,495,000)	—	—	—	—	—
From sales and refinancing	—	—	—	(67,554,000)	(212,766,000)	(55,921,000)	(81,541,000)	(173,833,000)	(262,693,000)	(85,331,000)	—	—	—	—

Cash generated (deficiency) after cash distributions	3,275,000	3,676,000	38,827,000	(7,730,000)	(6,108,000)	7,009,000	3,073,000	(1,336,000)	(595,000)	8,648,000	16,824,000	72,494,000	(33,549,000)	5,639,000

Special items (not including sales & refinancing)
Periodic principal payments and loan fees	(1,172,000)	(565,000)	(3,265,000)	(4,271,000)	(90,000)	(5,669,000)	(6,451,000)	—	—	—	(2,671,000)	(5,677,000)	(2,703,000)	(501,000)
Other	—	—	—	(2,000)	(3,461,000)	—	—	—	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items(1)	2,103,000	3,111,000	35,562,000	(12,003,000)	(9,659,000)	1,340,000	(3,378,000)	(1,336,000)	(595,000)	8,648,000	14,153,000	66,817,000	(36,252,000)	5,138,000

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ordinary income (loss): from operations from recapture	(344)	(19)	5	91	44	27	37	42	30	31	(411)	(43)	—	—
Capital gain (loss)	—	—	20	22	194	(23)	23	11	255	73	—	—	11	—

Total taxable income (loss)	(344)	(19)	25	113	238	4	60	53	285	104	(411)	(43)	11	—
Source—Cash Distributions to Investors Source (GAAP) from investment income	—	—	—	(161)	(89)	(78)	(15)	(26)	(58)	(129)	—	—	—	—
From return of capital				(50)	(364)	(205)	(165)	(266)	(364)	—	—	—	—	—

Total Distributions on GAAP Basis	—	—	—	(211)	(453)	(283)	(180)	(292)	(422)	(129)	—	—	—	—

Source—Cash Distributions to Investors (cash basis)
Sales	—	—	—	(165)	(442)	(205)	(147)	(263)	(398)	(129)	—	—	—	—
Refinancing
Operations	—	—	—	(46)	(11)	(78)	(33)	(29)	(24)	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Distributions on Cash Basis	—	—	—	(211)	(453)	(283)	(180)	(292)	(422)	(129)	—	—	—	—

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table	—	—	—	—	61%	—	—	—	—	4%	—	—	100%	100%

(1)

Current distributions to investors which exceeded current period operations, sales and refinancings, were funded by retained prior period cash flows from operations, sales and refinancings that were previously undistributed.

(2)

The operating results for these Prior Programs are presented in accordance with GAAP, using fair-value-based accounting applicable in the Prior Programs’ countries of domicile, as required by the Prior Programs’ investors. We have converted the amounts from GBP, or EUR, as applicable, to USD using the average annual exchange rates during each of the five years ended December 31, 2007, as set forth on page A-1 of this Supplement No. 12.

(3)	Consists of cash generated from capital contributions and net loan proceeds, less cash used in acquisitions of properties, acquisitions of other investments, and additions to properties.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONT’D)

	Strategic Partners UK I 2003(2)	Strategic Partners UK I 2004(2)	Strategic Partners UK I 2005(2)	Strategic Partners UK I 2006(2)	Strategic Partners UK I 2007(2)	Partenaires Bureaux 2003(2)	Partenaires Bureaux 2004(2)	Partenaires Bureaux 2005(2)	Partenaires Bureaux 2006(2)
Gross revenues	10,656,415	16,554,714	5,334,933	3,482,025	255,817	7,413,922	9,212,072	5,799,718	1,195,369
Profit (loss) on sale of properties	75,728	16,216,209	5,871,888	24,977,126	—	1,513,632	250,981	26,731,470	—
Less: Operating expenses	(2,052,081)	(3,743,085)	(3,165,622)	(3,211,393)	(941,962)	(4,133,733)	(5,705,205)	(7,585,283)	(421,771)
Interest expense	(3,947,578)	(5,061,750)	(2,917,314)	(1,867,321)	—	(4,220,842)	(4,450,110)	(2,238,857)	(1,262)
Realized/unrealized appreciation (depreciation)	2,265,001	5,660,791	11,406,747	(21,243,246)	—	(411,381)	(365,182)	(295,575)	(20,384)
Other gain (loss)	—	—	—	—	—	—	—	—	—

Net income (loss) GAAP basis	6,997,485	29,626,879	16,530,632	2,137,191	(686,145)	161,598	(1,057,444)	22,411,473	751,952

Taxable income (loss):
From operations	4,906,113	2,353,738	(1,163,893)	(1,915,455)	—	(68,222)	(1,595,007)	—	751,953
From gain (loss) on sale	335,599	18,557,043	4,826,965	12,565,639	—	—	—	20,196,535	—

Net income (loss) tax basis	5,241,712	20,910,781	3,663,072	10,650,184	—	(68,222)	(1,595,007)	20,196,535	751,953

Cash generated (deficiency) from operations	3,241,204	8,122,501	975,697	836,017	(5,385,824)	(886,596)	(2,679,442)	(5,253,523)	(5,502,807)
Cash generated from sales	3,374,078	42,387,308	12,823,220	45,864,330	—	1,531,855	1,166,961	55,535,022	—
Cash generated from refinancing	8,921,972	6,377,257	—	—	—	108,076	—	—	—

Total cash generated from operations, acquisitions, sales and refinancing	15,537,254	56,887,066	13,798,917	46,700,347	(5,385,824)	753,335	(1,512,481)	50,281,499	(5,502,807)

Less cash distributions to investors:
From operating cash flow	—	(6,515,103)	—	—	—	—	—	—	—
From sales and refinancing	(1,882,475)	(38,934,289)	(3,843,190)	(16,387,543)	(40,408,128)	—	—	(26,079,027)	(15,782,257)

Cash generated (deficiency) after cash distributions(1)	13,654,779	11,437,674	9,955,727	30,312,804	(45,793,952)	753,335	(1,512,481)	24,202,472	(21,285,064)

Less: Special items (not including sales & refinancing)
Periodic principal payments and loan fees	(167,836)	(62,110)	(1,827,148)	—	—	(819,403)	(623,886)	—	—
Additions to real estate	(20,389,624)	(12,206,484)	(288,689)	(418,347)	—	—	1,957,617	(5,939,009)	—
Other	—	—	—	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	(6,902,731)	(830,920)	7,839,899	29,894,457	(45,793,952)	(66,068)	(178,750)	18,263,463	(21,285,064)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results
Ordinary income (loss):
from operations	127	50	(25)	(40)	—	(3)	(61)	—	29
from recapture	—	—	—	—	—	—	—	767	—
Capital gain (loss)	9	392	102	265	—	—	—	—	—

Total taxable income (loss)	136	442	77	225	—	(3)	(61)	767	29

Source—Cash distributions to investors:
(on GAAP basis):
from investment income	(49)	(402)	(38)	—	(799)	—	—	—	—
from return of capital	—	(557)	(43)	(346)	(54)	—	—	(990)	(599)

Total distributions on GAAP basis	(49)	(959)	(81)	(346)	(853)	—	—	(990)	(599)

Source—Cash Distributions to Investors (cash basis)
Sales	(49)	(821)	(81)	(346)	(853)	—	—	(990)	—
Refinancing	—	—	—	—	—	—	—	—	—
Operations	—	(138)	—	—	—	—	—	—	(599)
Other	—	—	—	—	—	—	—	—	—

Total Distributions on Cash Basis	(49)	(959)	(81)	(346)	(853)	—	—	(990)	(599)

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table	—	—	—	—	100%	—	—	—	—

(1)

Current distributions to investors which exceeded current period operations, sales and refinancings, were funded by retained prior period cash flows from operations, sales and refinancings that were previously undistributed.

(2)

The operating results for these Prior Programs are presented in accordance with GAAP, using fair-value-based accounting applicable in the Prior Programs’ countries of domicile, as required by the Prior Programs’ investors. We have converted the amounts from GBP, or EUR, as applicable, to USD using the average annual exchange rates during each of the five years ended December 31, 2007, as set forth on page A-1 of this Supplement No. 12.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (CONT’D)

	Commerces Rendement 2004(2)(4)	Commerces Rendement 2005(2)(4)	Commerces Rendement 2006(2)(4)	Strategic Partners UK II 2005(2)	Strategic Partners UK II 2006(2)	Strategic Partners UK II 2007(2)	Dynamique Bureaux 2005(2)(4)	Dynamique Bureaux 2006(2)(4)	Strategic Partners Europe II 2005(2)	Strategic Partners Europe II 2006(2)	Strategic Partners Europe II 2007(2)	Strategic Partners UK III 2006(2)	Strategic Partners UK III 2007(2)	Strategic Partners Europe III 2006(2)	Strategic Partners Europe III 2007(2)
Gross revenues	1,940,801	6,115,520	8,403,614	11,935,799	51,323,189	73,443,852	998,835	5,765,197	947,973	8,123,591	25,458,680	667,222	25,172,912	—	13,579,600
Profit (loss) on sale of properties	—	—	—	—	779,641	1,454,905	—	—	—	—	34,667,122	—	—	—	—
Less: Operating expenses	(1,252,530)	(3,295,280)	(5,106,532)	(6,874,164)	(20,755,418)	(34,712,572)	(312,527)	(1,779,397)	(1,184,909)	(7,145,593)	(18,732,371)	(2,167,911)	(24,058,343)	1,122,965	(21,593,609)
Interest expense	(880,491)	(2,871,494)	(5,408,316)	(7,014,255)	(33,249,040)	(44,728,034)	(663,806)	(3,612,640)	(754,307)	(7,990,188)	(21,210,828)	(1,368,267)	(36,326,613)	—	(13,220,197)
Realized/unrealized appreciation (depreciation)	1,362,901	(255,022)	15,283,282	(7,853,499)	14,995,460	(45,821,872)	—	5,697,578	(2,306,687)	20,790,903	9,205,870	(790,090)	(88,993,812)	—	(16,245,886)
Other gain (loss)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,753,587)

Net income (loss) GAAP basis	1,170,681	(306,276)	13,172,048	(9,806,119)	13,093,832	(50,363,721)	22,502	6,070,738	(3,297,930)	13,778,713	29,388,471	(3,659,046)	(124,205,856)	1,122,965	(43,233,679)

Taxable income (loss):
From operations	(737,693)	(965,082)	(3,591,163)	2,289,685	4,457,060	8,135,400	(577,549)	(7,771,071)	(1,338,884)	(14,544,904)	—	(1,594,165)	12,810,852	—	—
From gain (loss) on sale	—	—	—	—	778,953	746,812	—	—	—	—	—	—	—	—	—

Net Income (loss) Tax basis	(737,693)	(965,082)	(3,591,163)	2,289,685	5,236,013	8,882,212	(577,549)	(7,771,071)	(1,338,884)	(14,544,904)	—	(1,594,165)	12,810,852	—	—

Cash generated (deficiency) from operations	(355,917)	(1,653,891)	9,248,859	(2,247,392)	32,981,615	(25,261,952)	(533,795)	(19,076,241)	(573,144)	(20,265,900)	(42,910,560)	(6,795,058)	(11,605,423)	(834,582)	(15,430,944)
Cash generated from sales	—	—	—	—	4,160,879	32,768,067	—	—	—	—	98,093,983	—	—	—	—
Cash generated from refinancing	9,477,063	—	—	26,340,167	12,365,329	—	7,853,168	37,138,188	8,801,938	23,235,433	(3,567,521)	18,974,780	45,364,561	3,437,330	52,966,047

Total cash generated from operations, acquisitions, sales and refinancing	9,121,146	(1,653,891)	9,248,859	24,092,775	49,507,823	7,506,115	7,319,373	18,061,947	8,228,794	2,969,533	51,615,902	12,179,722	33,759,138	2,602,748	37,535,103

Less cash distributions to investors:
From operating cash flow	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
From sales and refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	9,121,146	(1,653,891)	9,248,859	24,092,775	49,507,823	7,506,115	7,319,373	18,061,947	8,228,794	2,969,533	51,615,902	12,179,722	33,759,138	2,602,748	37,535,103

Less: Special items (not including sales & refinancing)
Periodic principal payments and loan fees	(229,424)	(165,014)	—	(1,242,461)	(2,829,026)	(33,637,909)	(100,009)	—	(1,253,700)	(1,333,113)	(1,450,537)	—	—	—	—
Additions to real estate	—	(6,059,265)	(10,413,419)	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items(1)	8,891,722	(7,878,170)	(1,164,560)	22,850,314	46,678,797	(26,131,794)	7,219,364	18,061,947	6,975,094	1,636,420	50,165,365	12,179,722	33,759,138	2,602,747	37,535,103

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results
Ordinary income (loss):
from operations	(83)	(31)	—	84	24	30	(343)	(182)	492	(750)	—	—	682	—	—
from recapture	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	4	3	—	—	—	—	—	—	—	—	—

Total taxable income (loss)	(83)	(31)	—	84	28	33	(343)	(182)	492	(750)	—	—	682	—	—

Source—Cash distributions to investors: (on GAAP basis):
from investment income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
from return of capital	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total distributions on GAAP basis	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Source—Cash Distributions to Investors (cash basis):
Sales	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Distributions on Cash Basis	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the table	—	—	100%	—	—	100%	—	100%	—	—	100%	—	100%	—	100%

(1)

Current distributions to investors which exceeded current period operations, sales and refinancings, were funded by retained prior period cash flows from operations, sales and refinancings that were previously undistributed.

(2)

The operating results for these Prior Programs are presented in accordance with GAAP, using fair-value-based accounting applicable in the Prior Programs’ countries of domicile, as required by the Prior Programs’ investors. We have converted the amounts from GBP, or EUR, as applicable, to USD using the average annual exchange rates during each of the five years ended December 31, 2007, as set forth on page A-1 of this Supplement No. 12.

(4)	Information relating to this Prior Program for the year ended December 31, 2007 is not presented as the financial reports for that period are not currently available.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

	Retail Enhancement Program(1)	Strategic Partners I	Strategic Partners II	Partenaires Bureaux	Strategic Partners UK I
Dollar amount raised	$38,720,655	$324,010,000	$300,900,000	$22,053,447	$38,881,447
Number of properties purchased	4	15	12	3	23
Day of closing of offering	7/31/1998	4/5/2000	12/4/2001	10/31/2001	8/1/2001
Date of first sale of property	10/3/2003	5/31/2001	6/30/2004	7/31/2002	6/15/2002
Date of final sale of property	6/28/2004	8/4/2006	8/15/2006	9/30/2005	12/22/2006
Tax and distribution data per $1,000 investment through
Federal income tax results
Ordinary income (loss)
from operations	164	71	219	(235)	176
from recapture	—	—	—	767	—
Capital gain (loss)	67	473	557	—	1,069
Deferred gain
Capital	—	—	—	—	—
Ordinary	—	—	—	—	—
Cash distribution to investors
Source (GAAP basis)
- Investment income	—	(544)	(776)	(589)	(1,245)
- Return of capital	(718)	(1,000)	(1,000)	(1,000)	(1,000)
Source (on cash basis)
- Sales	(718)	(1,364)	(1,677)	(990)	(1,893)
- Refinancing	—	—	—	—	—
- Operations	—	(180)	(99)	(599)	(352)
- Other	—	—	—	—	—
Receivable on net purchase money financing	—	—	—	—	—

(1)

On November 20, 2003, the partnership entered into the first amendment to the partnership agreement. In accordance with the partnership amendment the partnership assigned and conveyed all of its limited partnership interests in Old Hyde Park LP to Madison Realty Partnership LP (MRPLP) and distributed $1 million to the Fund. The two remaining partnership interests in Broadway Market Properties, LP & 290 Sutter LP were acquired by MRPLP on June 28, 2004 at carrying value totaling $10,412,000. Carrying value, for this presentation is defined as the partnership share of fair market value less debt, plus or minus operating prorations.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Table V presents summary information on the results of sales or disposals of properties from the Prior Programs during the three years ended December 31, 2007. The table includes information about the sales proceeds received from the sales of the properties, the cash invested in the properties, the taxable gains or loss from sales and the cash flow from operations of the properties. The table excludes the GIP sales and distributions of Digital Realty Trust, L.P. operating partnership units over the three year period ended December 31, 2007. During this period, GIP sold operating partnership units for cash proceeds of approximately $252,027,000 and also distributed operating partnership units to its members with a market value of approximately $535,872,000 at the time of distribution. The cost basis in the operating partnership units sold and distributed during the three year period ended December 31, 2007 was approximately $191,490,821. Where applicable, information presented in this Table V has been converted from GBP, or EUR, as applicable, to USD using the average annual exchange rates set forth on page A-1 of this Supplement No. 12.

			Selling Price, Net of Closings Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
			+	+	+	+ or -	=	+	+	=		+	-	=
	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjust- ments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improve- ments and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures	Taxable Gain (Loss)	Capital Gain (Loss)	Ordinary Gain (Loss)
CBRE Strategic Partners I
Park Alexandria—participating loan	Nov-01	2005	4,683,000	—	—	—	4,683,000	—	6,000,000	6,000,000	4,847,994	—	—	—
4 Hutton Center	Mar-02	Jan-05	22,908,137	24,338,863	—	—	47,247,000	—	41,067,000	41,067,000	3,579,276	8,754,554	8,754,554	—
One Buckhead Plaza	Aug-00	Apr-05	84,592,847	44,435,153	—	—	129,028,000	39,800,000	50,292,000	90,092,000	12,072,894	49,792,605	49,792,605	—
505 N. Brand Blvd	Jun-00	Sep-05	72,567,718	35,414,282	—	—	107,982,000	—	64,733,000	64,733,000	7,739,736	51,847,418	51,847,418	—
Preston Park	Jun-01	Nov-05	26,530,143	29,598,857	—	—	56,129,000	—	51,587,000	51,587,000	6,789,058	10,337,770	10,337,770	—
Alamo Crossing	Oct-01	Nov-05	38,454,469	17,982,531	—	—	56,437,000	12,000,000	34,407,000	46,407,000	(2,285,293)	15,161,444	15,161,444	—
77 Worth Street—participating/ condo sales	Jun-01	2005-06	61,609,000	—	—	—	61,609,000	—	93,577,000	93,577,000	9,028,673	(15,990,900)	(15,990,900)	—

			311,345,314	151,769,686	—	—	463,115,000	51,800,000	341,663,000	393,463,000	41,772,338	119,902,891	119,902,891	—
CBRE Strategic Partners II
The Montebello—participating loan	Mar-02	2005	14,409,000	—	—	—	14,409,000	—	12,320,000	12,320,000	1,513,967	—	—	—
The Metropolitan—participating loan	Jun-02	2005	7,672,000	—	—	—	7,672,000	—	4,865,000	4,865,000	6,929,185	—	—	—
Century Center	Dec-02	Jan-05	91,748,000	42,000,000	—	—	133,748,000	42,000,000	43,937,000	85,937,000	4,650,296	46,678,992	46,678,992	—
101 Arch Street	Dec-02	Nov-05	59,644,324	60,467,676	—	—	120,112,000	52,000,000	47,267,000	99,267,000	3,645,458	25,485,234	25,485,234	—
Metrowest Land	Nov-02	Dec-05	239,785	2,405,215	—	—	2,645,000	—	2,500,000	2,500,000	(210,258)	128,783	128,783	—
Metropolitan Centre	Dec-02	Dec-05	65,043,284	50,567,716	—	—	115,611,000	42,000,000	51,504,000	93,504,000	7,397,114	28,761,653	28,761,653	—
3500 Maple	Sep-02	Dec-05	46,582,000	17,328,000	—	—	63,910,000	—	42,095,000	42,095,000	1,992,262	23,550,532	23,550,532	—
McKinney Plaza	Oct-02	Dec-05	15,657,000	8,228,000	—	—	23,885,000	—	17,606,000	17,606,000	(708,170)	7,093,462	7,093,462	—
Metrowest	Nov-02	Jan-06	20,121,773	12,407,227	—	—	32,529,000	—	27,175,000	27,175,000	(217,659)	7,912,470	7,912,470	—
The Californian	May-03	Aug-06	64,419,000	—	—	—	64,419,000	—	41,010,000	41,010,000	8,304,613	—	—	—

			385,536,166	193,403,834	—	—	578,940,000	136,000,000	290,279,000	426,279,000	33,296,808	139,611,126	139,611,126	—
CBRE Strategic Partners III
Buckhead Grand -participating loan	Jun-04	2005	31,565,000	—	—	—	31,565,000	—	25,998,000	25,998,000	3,102,032	—	—	—
550 West Adams	Nov-04	Nov-06	47,391,000	—	—	—	47,391,000	—	30,938,000	30,938,000	4,734,817	—	—	—
The Paramount—participating loan	Dec-04	2006-07	7,751,000	—	—	—	7,751,000	—	2,002,000	2,002,000	4,997,139	—	—	—
Allure Phase II	Sep-04	Feb-07	14,168,000	—	—	—	14,168,000	—	12,487,000	12,487,000	278,403	1,877,631	1,877,631	—
Fifth Street Towers	Aug-04	Oct-07	184,691,000	—	—	—	184,691,000	—	139,627,000	139,627,000	10,810,905	53,081,808	49,748,329	3,333,479
RiverPark	Jan-05	Oct-07	66,905,000	38,700,000	—	—	105,605,000	—	76,563,000	76,563,000	5,997,431	32,867,967	32,433,998	433,969
One Rincon Hill Phase II	Jun-04	Dec-07	14,375,000	—	—	—	14,375,000	—	—	—	(12,750)	9,321,996	9,321,996	—
Allure Phase I—participation loan	Sep-05	2007	588,000	—	—	—	588,000	—	—	—	10,651	—	—	—

			367,434,000	38,700,000	—	—	406,134,000	—	287,615,000	287,615,000	29,918,628	97,149,402	93,381,954	3,767,448
Global Innovation Partners
Yates Group	Various	May-05	131,543,125	—	—	—	131,543,125	—	88,065,337	88,065,337	(41,614)	35,521,978	35,521,978	—
Denver Data Center	Dec-02	Jun-05	16,490,000	—	—	—	16,490,000	—	8,430,689	8,430,689	(714,167)	9,130,298	—	9,130,298
Cambian Healthcare	Mar-04	Sep-05	41,153,391	—	—	—	41,153,391	—	27,640,809	27,640,809	89,653	—	—	—
Real Energy, Inc.	Apr-01	Dec-06	—	—	—	—	—	—	13,726,468	13,726,468	(415)	(13,726,468)	(13,726,468)	—
Celion Networks, Inc.	Jun-01	Dec-06	—	—	—	—	—	—	11,355,820	11,355,820	—	(11,355,820)	(11,355,820)	—
Energos ASA	Apr-02	Dec-06	1,325,251	—	—	—	1,325,251	—	29,845,523	29,845,523	(509)	(28,586,136)	(28,586,136)	—
Savis Communication Corp	May-04	Jan-07	19,377,392	—	—	—	19,377,392	—	7,527,521	7,527,521	(19,699)	4,440,760	4,440,760	—
Sunset Gower Studios	Nov-04	Aug-07	90,220,457	—	—	—	90,220,457	—	39,991,650	39,991,650	(279,937)	56,893,338	44,753,390	12,139,948

			300,109,616	—	—	—	300,109,616	—	226,583,817	226,583,817	(966,688)	52,317,950	31,047,704	21,270,246

Total Domestic			1,364,425,096	383,873,520	—	—	1,748,298,616	187,800,000	1,146,140,817	1,333,940,817	104,021,086	408,981,369	383,943,675	25,037,694

TABLE V

SALES OR DISPOSALS OF PROPERTIES (CONT’D)

			Selling Price, Net of Closings Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
			+	+	+	+ or -	=	+	+	=		+	-	=
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements and Soft Costs	Total (1)	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures	Taxable Gain (Loss)	Capital Gain (Loss)	Ordinary Gain (Loss)
Strategic Partners UK I
The Bull Works (Ipswich)	Oct-01	Jan-05	2,722,306	2,110,080	—	—	4,832,386	2,214,248	801,853	3,016,101	1,146,989	1,563,646	1,563,646	—
Garland House (Hartlepool)	Mar-03	Feb-05	1,315,121	2,740,722	—	—	4,055,843	2,714,647	1,182,949	3,897,596	335,470	—	—	—
Isis House (Poyle)	Apr-03	Sep-05	489,676	3,288,867	—	—	3,778,543	3,288,867	1,390,924	4,679,791	1,963,875	(899,421)	(899,421)	—
Vantage Point (Brighton)	Mar-03	Dec-05	8,296,115	7,776,799	—	—	16,072,914	7,704,671	3,569,641	11,274,312	888,098	2,826,088	2,826,088	—
Chester House	Apr-03	May-06	14,181,157	4,907,405	—	—	19,088,562	4,362,931	2,315,517	6,678,448	(340,544)	4,451,577	4,451,577	—
Stanton Gate	Jan-00	Jan-00	5,690,358	1,587,481	—	—	7,277,839	1,310,606	998,807	2,309,413	740,488	3,059,937	3,059,937	—
Morley Road	Oct-01	Dec-06	21,614,873	10,755,185	—	—	32,370,058	8,880,208	6,493,026	15,373,234	4,970,312	3,582,071	3,582,071	—
Guild House	Apr-03	Dec-06	7,192,429	5,067,778	—	—	12,260,207	6,134,989	2,194,119	8,329,108	(653,205)	1,136,680	1,136,680	—
Brenchley House	Apr-03	Dec-06	27,930,948	10,749,555	—	—	38,680,503	9,556,896	6,409,767	15,966,663	1,360,298	10,064,252	10,064,252	—
Hamlet Green	Oct-03	Dec-06	8,095,390	5,773,418	—	—	13,868,808	7,041,201	1,790,369	8,831,570	989,276	736,179	736,179	—

			97,528,373	54,757,290	—	—	152,285,663	53,209,264	27,146,972	80,356,236	11,401,057	26,521,008	26,521,008	—
Strategic Partners UK II
Marchington—Units 39 and 40	Dec-05	Nov-06	3,509,551	—	—	—	3,509,551	—	2,749,247	2,749,247		425,000	425,000	—
National Provident House	Jun-05	Jan-07	32,789,222	—	—	—	32,789,222	—	31,313,163	31,313,163	(415,642)	778,953	778,953	—

			36,298,773	—	—	—	36,298,773	—	34,062,410	34,062,410	(415,642)	1,203,953	1,203,953	—
Partenaires Bureaux
Victoria Michelet	Mar-02	Feb-05	23,360,459	28,729,742	—	—	52,090,201	27,443,583	10,874,117	38,317,700	(718,395)	—	—	—
Metropolitain—Offices	Mar-02	Sep-05	16,903,895	13,451,531	—	—	30,355,426	14,652,495	7,002,390	21,654,885	1,664,017	—	—	—
Baldi (Saint Ouen)	Oct-01	Sep-05	16,583,341	16,532,593	—	—	33,115,934	18,105,289	10,752,155	28,857,444	(789,080)	—	—	—

			56,847,695	58,713,866	—	—	115,561,561	60,201,367	28,628,662	88,830,029	156,542	—	—	—
Strategic Partners Europe II
Borealis—Paris	Jul-06	Oct-07	98,093,983	—	—	—	98,093,983	—	31,257,293	31,257,293	(3,177,189)			—

Grand Total International			288,768,824	113,471,156	—	—	402,239,980	113,410,631	121,095,337	234,505,968	7,964,768	27,724,961	27,724,961	—

(1)	Total acquisition cost has been adjusted based on the year of sale currency conversion rate.